Exhibit 10.1

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of November 4, 2016, by and among BAHA Acquisition, A Medical Corporation, a California professional corporation (the “Purchaser”); Bay Area Hospitalist Associates, A Medical Corporation, a California professional corporation (the “Company”); and Scott Enderby, D.O., the sole stockholder of the Company (the “Seller”).

WITNESSETH:

WHEREAS, the Seller desires to sell, and Purchaser desires to purchase, all the issued and outstanding shares (the “Shares”) of capital stock of the Company, for the consideration and on the terms set forth in this Agreement; and

WHEREAS, the Company is a medical group engaged in the business of providing professional medical services (the “Business”);

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1           Certain Definitions.

(a)          Except as otherwise set forth herein, the Exhibits, and the Disclosure Schedule, the following terms shall have the meanings specified in this Section 1.1:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Business Day” means any day of the year on which national banking institutions in California are open to the public for conducting business and are not required or authorized to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” means any Employee Benefit Plan or ERISA Affiliate Plan (as defined in Section 4.12(a)).

“Confidential Information” means any confidential information with respect to the Business, including, methods of operation, patients, patient lists, patient records, products, prices, fees, costs, Technology, inventions, Trade Secrets, know-how, software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters.

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, lease, license, security agreement, sales and purchase orders, commitment or other arrangement or agreement, whether written or oral, including any amendments, modifications, or supplements thereto.

“Documents” means all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, title policies, customer lists, regulatory filings, operating data and plans, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials related to the Business in each case whether or not in electronic form.

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“Environmental Law” means any foreign, federal, state or local statute, regulation, ordinance, rule of common law or other legal requirement, as now or hereafter in effect, in any way relating to the protection of human health and safety, the environment or natural resources including, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as each has been or may be amended and the regulations promulgated pursuant thereto.

“Encumbrance” means any charge, claim, community or other marital property interest, condition, equitable interest, lien, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal, or similar restriction, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended.

“Furniture and Equipment” means all furniture, fixtures, furnishings, equipment, vehicles, leasehold improvements, and other tangible personal property owned or used by the Company and its Affiliates in the conduct of the Business, including all artwork, desks, chairs, tables, hardware, copiers, telephone lines and numbers, telecopy machines and other telecommunication equipment, cubicles and miscellaneous office furnishings and supplies.

“GAAP” means generally accepted accounting principles in the United States as of the date hereof.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Government Reimbursement Programs” means the federal Medicare program, the California state Medi-Cal program, and any other governmental program responsible for payment or reimbursement for professional medical services.

“Hazardous Material” means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous”, “toxic”, “pollutant”, “contaminant”, “radioactive”, or words of similar meaning or effect, including without limitation petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold and urea formaldehyde insulation.

“Indebtedness” of any Person means, without duplication, (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement; (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) the liquidation value of all redeemable preferred stock of such Person; (vi) all obligations of the type referred to in clauses (i) through (v) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

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“Intellectual Property Licenses” means (i) any grant to a third Person of any right to use any of the Purchased Intellectual Property, and (ii) any grant to the Seller of a right to use a third Person’s intellectual property rights which is necessary in connection with the Business or for the use of any Purchased Intellectual Property.

“IRS” means the Internal Revenue Service.

“Inventory” means all merchandise and inventory owned and intended for resale in connection with the Business, all manufactured and purchased parts, goods in process, raw materials, supply and packing materials and finished goods and other tangible personal property that is used in connection with the Business, wherever located, in each case as of the Closing Date.

“Knowledge” means (i) with respect to the Seller, the knowledge after due inquiry of Scott Enderby, M.D., and (ii) with respect to the Purchaser, the knowledge after due inquiry of Warren Hosseinion, M.D., and (iii) with respect to the Company, the knowledge after due inquiry of the Seller.

“Law” means any federal, state or local law (including common law), statute, code, ordinance, rule, regulation or other requirement.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings (public or private) or claims or proceedings by or before any Person.

“Liability” means any debt, loss, damage, adverse claim, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto.

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any stockholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

“Losses” means any losses, liabilities, obligations, damages, costs, penalties, interest and expenses (including all reasonable attorneys’, accountants’ and experts’ fees).

“Material Adverse Effect” means (i) a material adverse effect on the historical, near-term or long-term projected business, assets, properties, results of operations, condition (financial or otherwise) or prospects of the Company or of the Business, or (ii) a material adverse effect on the ability of any one or more Seller to consummate the transactions contemplated by this Agreement or perform their obligations under this Agreement or the Seller Documents (as defined in Section 4.2(a)).

“Net Working Capital as of the Closing Date” means the Company’s (x) current assets less (y) current liabilities as of the Closing Date.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the Business through the date hereof consistent with past practice.

“Party” means any of the signatories to this Agreement and “Parties” means all the signatories to this Agreement.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates issued by any Person.

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“Permitted Exceptions” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to the Purchaser; (ii) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve is established therefor; (iii) mechanics’, carriers’, workers’, repairers’ and similar Liens that are not material to the Business so encumbered and that are not resulting from a breach, default or violation by the Company of any Contract or any Law; (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Body, provided that such regulations have not been violated; and (v) such other imperfections in title, charges, easements, restrictions and encumbrances which do not materially detract from the value of or materially interfere with the present use of any properties used in the Business.

“Person” means any individual, limited liability company, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Purchased Intellectual Property” means all intellectual property rights used by the Company and its Affiliates in connection with the Business arising from or in respect of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon (collectively, “Patents”), (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof, (collectively, “Marks”), (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights (collectively, “Copyrights”), (iv) discoveries, concepts, ideas, research and development, know-how, formulae, inventions, compositions, manufacturing and production processes and techniques, technical data, procedures, designs, drawings, specifications, databases, and other proprietary and confidential information, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals of the Company and its Affiliates, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents (collectively, “Trade Secrets”), and (v) all software and Technology of the Seller and its Affiliates used in connection with the Business.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat or in any other way address any Hazardous Material; (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) to correct a condition of noncompliance with Environmental Laws.

“Seller Benefit Plan” means any Employee Benefit Plan or ERISA Affiliate Plan (as defined in Section 4.11).

“Subsidiary” means any Person of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by the Company.

“Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i) and (iii) any transferee liability in respect of any items described in clauses (i) and/or (ii) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise.

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“Taxing Authority” means the IRS and any other Governmental Body responsible for the administration of any Tax.

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof) including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Company or any of its Affiliates.

“Technology” means, collectively, all designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used by the Seller.

(b)          Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i)          when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day;

(ii)         any reference in this Agreement to “$” shall mean U.S. dollars;

(iii)        the Exhibits, the Disclosure Schedule and the other schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement; all Exhibits, the Disclosure Schedule and the other schedules attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein; any capitalized terms used in any schedule, the Disclosure Schedule, or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement;

(iv)        any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa;

(v)         the provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement;

(vi)        all references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified;

(vii)       the words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires; and

(viii)      the word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(c)          The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

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ARTICLE II

PURCHASE AND SALE OF SHARES

2.1           Purchase and Sale of Shares. Subject to the terms and conditions of this Agreement, and in reliance upon the representations, warranties, covenants and agreement contained in this Agreement, at the Closing (as defined below), the Purchaser shall purchase the Shares from the Seller, and the Seller shall sell and transfer the Shares to the Purchaser, free and clear of any Encumbrance.

2.2           Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of SEC Law Firm, 11693 San Vicente Boulevard, Suite 357, Los Angeles, California at 10:00 a.m. (local time) on the date that is the earlier of November 4, 2016 or when the Purchaser and the Seller have completed or received waivers for their respective conditions to closing under Article VIII below (the “Closing Date”); provided, however, that the Parties may agree that there shall be a virtual Closing by means of electronic or other confirmed delivery of all documents and other instruments necessary and appropriate to be executed and delivered at a physical Closing.

ARTICLE III

CONSIDERATION

3.1           Consideration. The aggregate consideration for the Shares shall be an amount equal to Twenty-Five Thousand Dollars ($25,000), payable at Closing (the “Purchase Price”); plus (b) a stock purchase warrant (the “Warrant”), substantially in the form attached hereto as Exhibit “A”, to purchase an aggregate Twenty-Four Thousand (24,000) shares of common stock of Apollo Medical Holdings, Inc. (“Holdings”), at an exercise price equal to the closing price on the Trading Day immediately preceding the Closing Date, which Warrant shall vest at a rate of 1,000 shares over a 24-month period and expire on the third anniversary of the Closing; plus (c) an additional contingent amount of One Hundred Thousand Dollars ($100,000), calculated in accordance with Section 3.4 below.

3.2           Closing Payment. Immediately prior to the Closing, the Purchaser shall wire transfer the Purchase Price in accordance with the Seller’s instructions.

3.3           Adjustment of Purchase Price.

(a)          Closing Statement. No later than thirty (30) days following the Closing Date, the Purchaser shall prepare and deliver to the Seller a written statement of the Net Working Capital as of the Closing Date together with a detailed analysis of the line items included therein (the “Closing Statement”). The Seller shall have a period of up to thirty (30) days from the receipt of the Closing Statement to review the Purchaser’s Closing Statement, during which period the Seller shall, and the Purchaser shall cause the Company to, make available to the Seller all relevant books and records in the Purchaser’s possession or control and all personnel with knowledge of information relevant to the determination of the Net Working Capital as of the Closing Date. If as a result of such review, the Seller disagrees with the Closing Statement, the Seller shall deliver to the Purchaser a written notice of disagreement (a “Dispute Notice”) prior to the expiration of such thirty (30) day review period setting forth the basis for such dispute.

(b)          Acceptance; Failure to Respond. If the Seller does not disagree with the Purchaser’s Closing Statement, the Seller shall deliver a written statement to the Purchaser within such thirty (30) day period accepting the Closing Statement (an “Acceptance Notice”), in which case the Purchaser’s determination of the Net Working Capital as of the Closing Date as shown on the Closing Statement shall be final and binding on the Parties, effective as of the date on which the Purchaser receives the Acceptance Notice. If the Seller does not deliver a Dispute Notice or an Acceptance Notice within such thirty (30) day period, then the Purchaser’s determination of the Net Working Capital as of the Closing Date as shown on the Closing Statement shall be final and binding on the Parties, effective as of the first Business Day after the expiration of such thirty (30) day review period.

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(c)          Resolution of Disputes. If the Seller delivers a Dispute Notice to the Purchaser in a timely manner, then the Purchaser and the Seller shall attempt in good faith to resolve such dispute within ten (10) days from the date of the Dispute Notice. If the Purchaser and the Seller cannot reach agreement within such ten (10) day period (or such longer period as they may mutually agree), then the dispute shall be promptly referred to an independent accounting firm of national reputation mutually acceptable to the Purchaser and the Seller, or if the parties are unable to agree on such a firm within ten (10) days (or such longer period as they may mutually agree), to BDO (the “Independent Auditor”) for binding resolution. The Independent Auditor shall determine the Net Working Capital as of the Closing Date (which amount may not be greater than as set forth in the Seller’s Dispute Notice or less than as set forth in the Purchaser’s Closing Statement) in accordance with the provisions of this Agreement as promptly as may be reasonably practicable and shall endeavor to complete such process within a period of no more than thirty (30) days. The Independent Auditor may conduct such proceedings as the Independent Auditor, in its sole discretion, determines will assist in the determining the Net Working Capital as of the Closing Date and shall deliver to the Purchaser and the Seller concurrently a written opinion setting forth a final determination of the Net Working Capital as of the Closing Date calculated in accordance with the provisions of this Agreement. The determination of the Independent Auditor shall be final and binding on the Purchaser and the Seller, effective as of the date the Independent Auditor’s written opinion is received by the Purchaser and the Seller. The Seller and the Purchaser shall each be responsible for one-half of the costs and expenses of the Independent Auditor. The Seller and the Purchaser shall each bear their own legal, accounting and other fees and expenses of participating in such dispute resolution procedure. The Net Working Capital as of the Closing Date as finally determined pursuant to clause (d) or clause (e) of this Section 3.3, is referred to as the “Actual Net Working Capital as of the Closing Date”.

(d)          Final Settlement. If the Actual Net Working Capital as of the Closing Date is less than Three Hundred Thousand Dollars ($300,000) (the “Target Amount”), then, subject to the following sentence, the Seller shall, within five (5) business days of the date of final determination of the Actual Net Working Capital as of the Closing Date, pay to the Purchaser the amount equal to the absolute value of the difference between the Target Amount and the Actual Net Working Capital as of the Closing Date, together with interest on the amount of such difference calculated at the rate of four percent (4%) per annum from the Closing Date to the date of payment, such payment to be made by wire transfer of immediately available funds to such bank account as the Purchaser may designate (or in the absence of any such designation, by corporate check mailed to the Purchaser).

Any and all payments made pursuant to this Section 3.3 shall be consistently treated as adjustments to the Purchase Price for all Tax purposes by the Seller and the Purchaser.

3.4           Contingent Purchase Payment. As part of the consideration for the transactions hereunder, Purchaser shall make additional payments to the Seller of up to an aggregate One Hundred Thousand Dollars ($100,000) (the “Contingent Purchase Payment”), in connection with personal services to be performed by the Seller on behalf of the Company (under the Employment Agreement (as defined in Section 8.1(e)) to be executed by the Seller with the Company contemporaneous with the Closing), as follows: (i) $25,000 on the six-month anniversary of the Closing, an additional $50,000 on the first-year anniversary of the Closing and a final $25,000 on the 18-month anniversary of the Closing, if as of each such date, the Company’s revenue is greater than Six Million Dollars ($6,000,000).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER and the Company

Except as specifically set forth in the disclosure schedule prepared by the Seller and the Company, dated as of the date hereof, and delivered to the Purchaser concurrently with the parties’ execution of this Agreement setting forth specific exceptions to the Seller’s and Company’s representations and warranties set forth herein in accordance with Article IV (collectively, the “Disclosure Schedule”), the Seller and the Company, jointly and severally, represent and warrant to the Purchaser as of the date hereof and through the Closing Date, as follows:

4.1           Organization and Good Standing.

(a)          The Company is a professional corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted to own or use its assets, and to perform all its obligations under Applicable Contracts.

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(b)          The Seller has delivered to the Purchaser accurate and complete copies of the certificate of incorporation and bylaws, as amended to date, and currently in effect, and there has been no violation of any of the provisions of the Company’s certificate of incorporation or bylaws.

(c)          The Company has not conducted business under or otherwise used, for any purpose or in any jurisdiction, any legal, fictitious, assumed, or trade name other than BAHA.

4.2           Authorization; Due Execution.

(a)          The Seller and the Company each has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement to which he, she, or it is a party in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement, the “Seller Documents”), and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Seller Documents by the Seller and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all required corporate action on the part of the Company, its board of directors and stockholders, and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement and the Seller Documents by the Company or the Seller or to consummate the transactions contemplated hereby or thereby.

(b)          This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by the Seller and the Company and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Seller and the Company, enforceable against each of the Seller and the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.3           Conflicts; Consents of Third Parties.

(a)          The execution and delivery by the Seller of this Agreement or the Seller Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by the Seller with any of the provisions hereof or thereof will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or give rise to any obligation of the Company to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of the Company under, any provision of (i) the certificate of incorporation and bylaws of the Company; (ii) any Contract or Permit to which the Company is a party or by which any of the properties or assets of Business or the Company are bound; (iii) any Order of any Governmental Body applicable to the Business or the Company, or any of the properties or assets of the Business, or the Company as of the date hereof; or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations, that would not have a Material Adverse Effect.

(b)          No consent, waiver, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Company in connection with (i) the execution and delivery of this Agreement or the Seller Documents, the compliance by the Seller with any of the provisions hereof, or the consummation of the transactions contemplated hereby, or (ii) the continuing validity and effectiveness immediately following the Closing of any Permit or Contract of the Company.

4.4           No Subsidiaries. The Company does not have, and has never had, any Subsidiaries, and Company does not own or hold any shares of capital stock or other security or interest in any other Person or any rights to acquire any such security or interest.

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4.5           Outstanding Shares; No Restrictions.

(a)          The authorized equity securities of the Company consist of 10,000 shares of common stock, par value $0.10 per share (“Common Stock”), of which 1,000 shares of Common Stock, constituting the Shares, are issued and outstanding. The Seller is the owners of record and beneficially of all of the Shares, free and clear of all Encumbrances, including any restriction on the right of the Seller to transfer the Shares to Purchaser pursuant to this Agreement. The assignments, endorsements, stock powers, or other Instruments of transfer to be delivered by the Seller to Purchaser at the Closing will be sufficient to transfer such Seller’s entire interest in the Shares (of record and beneficially) owned by such Seller. Upon transfer to Purchaser of the certificates representing the Shares, the Purchaser will receive good title to the Shares, free and clear of all Encumbrances.

(b)          Company does not own nor is it a party to or bound by any Contract to acquire, any shares or other security of any Person or any direct or indirect equity or ownership interest in any other business. The Company is not obligated to provide funds to or make any investment (whether in the form of a loan, capital contribution, or otherwise) in any other Person.

(c)          There are no outstanding options, warrants, and/or convertible securities (collectively, “Derivatives”) pertaining to or issued by the Company. The Company only authorized or issued one class of common stock and the Shares comprise all of the issued and outstanding shares of such class of stock.

4.6          [Deleted]

4.7          [Deleted]

4.8           Condition and Sufficiency of Assets.

(a)          To the Seller’s Knowledge, the buildings, equipment, and other assets (whether real or personal, tangible or intangible) owned or leased by the Company are structurally sound, in good operating condition and repair, and adequate for the uses to which they are being put, and none of such buildings, equipment or other assets is in need of maintenance or repairs other than ordinary, routine maintenance that is not material in nature or cost.

(b)          The assets owned and leased (whether real or personal, tangible or intangible) by the Company constitutes all the assets used in connection with the Business. Such assets constitute all the assets necessary for the Company to continue to conduct its business from and after the Closing Date without interruption as it has been conducted by the Company prior to the date of this Agreement.

4.9           Absence of Certain Developments.

(a)          Except as expressly contemplated by this Agreement since June 30, 2016, (i) the Company has conducted the Business only in the Ordinary Course of Business, (ii) there has not been any damage, destruction or loss with respect to any material property or asset of the Business, (iii) issuance of or change in the authorized or issued shares of the Company; purchase, redemption, retirement, or other acquisition by the Company of any shares of the Company; or declaration or payment of any dividend or other distribution or payment in respect of the shares of the Company, and (iv) there has not been any event, change, occurrence or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

4.10         Taxes.

(a)          The Company (i) has timely filed all Tax Returns required to be filed by or on behalf of the Company and such Tax Returns have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects; and (ii) have fully and timely paid all Taxes payable by or on behalf of the Company. With respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, the Company have made due and sufficient accruals for such Taxes in its books and records. All required estimated Tax payments sufficient to avoid any underpayment penalties have been made by or on behalf of the Company.

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(b)          The Company has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws. No claim has been made by a Taxing Authority in a jurisdiction where the Company does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction.

(c)          All deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority of the Tax Returns of, or including, the Company have been fully paid, and there are no other audits or investigations by any Taxing Authority in progress. The Company has not received any notice from any Taxing Authority that it intends to conduct such an audit or investigation. No issue has been raised by a Taxing Authority in any prior examination of the Company which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.

(d)          The Company is not a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing. There are no liens as a result of any unpaid Taxes upon any of the assets of the Company.

4.11         [Deleted]

4.12         Company Benefit Plans.

(a)          Section 4.12(a) of the Disclosure Schedule sets forth a complete and correct list of: (i) all “employee benefit plans”, as defined in Section 3(3) of ERISA, and all other employee benefit arrangements or payroll practices, including, without limitation, bonus plans, consulting or other compensation agreements, incentive, equity or equity-based compensation, or deferred compensation arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation, disability, hospitalization, medical insurance, life insurance, scholarship programs maintained by the Company and its Subsidiaries or to which the Company contributed or is obligated to contribute thereunder for current or former employees of the Company (the “Employee Benefit Plans”), and (ii) all “employee pension plans”, as defined in Section 3(2) of ERISA, subject to Title IV of ERISA or Section 412 of the Code, maintained by the Seller and any trade or business (whether or not incorporated) which are or have ever been under common control, or which are or have ever been treated as a single employer, with the Company under Section 414(b), (c), (m) or (o) of the Code (“ERISA Affiliate”) or to which the Seller and any ERISA Affiliate contributed or has ever been obligated to contribute thereunder (the “ERISA Affiliate Plans”). Section 4.12(a) of the Disclosure Schedule separately sets forth each Company or ERISA Affiliate Plan which is a multiemployer plan as defined in Section 3(37) of ERISA (“Multiemployer Plans”), or has been subject to Sections 4063 or 4064 of ERISA (“Multiple Employer Plans”).

(b)          True, correct and complete copies of the following documents, with respect to each of the Employee Benefit Plans and ERISA Affiliate Plans (as applicable), have been delivered to the Purchaser (i) any plans and related trust documents, and all amendments thereto, (ii) the most recent Forms 5500 for the past three (3) years and schedules thereto, (iii) the most recent financial statements and actuarial valuations for the past three (3) years, (iv) the most recent IRS determination letter, (v) the most recent summary plan descriptions (including letters or other documents updating such descriptions) and (vi) written descriptions of all non-written agreements relating to the Employee Benefit Plans and ERISA Affiliate Plans.

(c)          Each of the Employee Benefit Plans and ERISA Affiliate Plans intended to qualify under Section 401 of the Code (“Qualified Plans”) so qualify and the trusts maintained thereto are exempt from federal income taxation under Section 501 of the Code, and, except as disclosed on Schedule 5.13(c), nothing has occurred with respect to the operation of any such plan which could cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code.

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(d)          All contributions and premiums required by law or by the terms of any Employee Benefit Plan or ERISA Affiliate Plan or any agreement relating thereto have been timely made (without regard to any waivers granted with respect thereto) to any funds or trusts established thereunder or in connection therewith, and no accumulated funding deficiencies exist in any of such plans subject to Section 412 of the Code, and all contributions for any period ending on or before the Closing Date which are not yet due will have been paid or accrued on the Company’s balance sheet on or prior to the Closing Date.

(e)          The benefit liabilities, as defined in Section 4001(a)(16) of ERISA, of each of the Employee Benefit Plans and ERISA Affiliate Plans subject to Title IV of ERISA using the actuarial assumptions that would be used by the Pension Benefit Guaranty Corporation (the “PBGC”) in the event it terminated each such plan do not exceed the fair market value of the assets of each such plan. The liabilities of each Employee Benefit Plan that has been terminated or otherwise wound up, have been fully discharged in full compliance with applicable Law.

(f)          There has been no “reportable event” as that term is defined in Section 4043 of ERISA and the regulations thereunder with respect to any of the Employee Benefit Plans or ERISA Affiliate Plans subject to Title IV of ERISA which would require the giving of notice, or any event requiring notice to be provided under Section 4041(c)(3)(C) or 4063(a) of ERISA.

(g)          None of the Company, any ERISA Affiliate or any organization to which the Company is a successor or parent corporation, within the meaning of Section 4069(b) of ERISA, has engaged in any transaction, within the meaning of Section 4069 of ERISA.

(h)          None of the Employee Benefit Plans which are “welfare benefit plans” within the meaning of Section 3(1) of ERISA provide for continuing benefits or coverage for any participant or any beneficiary of a participant post-termination of employment except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and at the expense of the participant or the participant’s beneficiary. Each of the Company and any ERISA Affiliate which maintains a “group health plan” within the meaning of Section 5000(b)(1) of the Code has complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder.

(i)          There has been no violation of ERISA or the Code with respect to the filing of applicable returns, reports, documents and notices regarding any of the Employee Benefit Plans or ERISA Affiliate Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of such notices or documents to the participants or beneficiaries of the Employee Benefit Plans or ERISA Affiliate Plans.

(j)          There are no pending Legal Proceedings which have been asserted or instituted against any of the Employee Benefit Plans or ERISA Affiliate Plans, the assets of any such plans or the Company, or the plan administrator or any fiduciary of the Employee Benefit Plans or ERISA Affiliate Plans with respect to the operation of such plans (other than routine, uncontested benefit claims), and there are no facts or circumstances which could form the basis for any such Legal Proceeding.

(k)          Each of the Employee Benefit Plans and ERISA Affiliate Plans has been maintained, in all material respects, in accordance with its terms and all provisions of applicable Law. All amendments and actions required to bring each of the Employee Benefit Plans and ERISA Affiliate Plans into conformity in all material respects with all of the applicable provisions of ERISA and other applicable Laws have been made or taken except to the extent that such amendments or actions are not required by Law to be made or taken until a date after the Closing Date and are disclosed on Section 4.12(k) of the Disclosure Schedule.

(l)          The Seller and any ERISA Affiliate which maintains a “benefits plan” within the meaning of Section 5000(b)(1) of ERISA, have complied with the notice and continuation requirements of Section 4980B of the Code or Part 6 of Title I of ERISA and the applicable regulations thereunder.

(m)          None of the Company or any ERISA Affiliate or any organization to which any is a successor or parent corporation, has divested any business or entity maintaining or sponsoring a defined benefit pension plan having unfunded benefit liabilities (within the meaning of Section 4001(a)(18) of ERISA) or transferred any such plan to any person other than the Seller or any ERISA Affiliate during the five-year period ending on the Closing Date.

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(n)          Neither the Company nor any “party in interest” or “disqualified person” with respect to the Employee Benefit Plans or ERISA Affiliate Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA.

(o)          None of the Company or any ERISA Affiliate has terminated any Employee Benefit Plan or ERISA Affiliate Plan subject to Title IV of ERISA, or incurred any outstanding liability under Section 4062 of ERISA to the Pension Benefit Guaranty Corporation or to a trustee appointed under Section 4042 of ERISA.

(p)          Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee of Company; (ii) increase any benefits otherwise payable under any Employee Benefit Plan or ERISA Affiliate Plan; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

(q)          The Company is not a party to any contract, plan or commitment, whether legally binding or not, to create any additional Employee Benefit Plan or ERISA Affiliate Plan, or to modify any existing Employee Benefit Plan or Pension Pan.

(r)          No stock or other security issued by the Company forms or has formed a material part of the assets of any Employee Benefit Plan or ERISA Affiliate Plan.

(s)          Any individual who performs services for the Company (other than through a contract with an organization other than such individual) and who is not treated as an employee for federal income Tax purposes by the Company is not an employee for such purposes.

4.13         [Deleted]

4.14         Real Property. The Company does not own (and has never owned) any real property. Section 4.14 of the Disclosure Schedule sets forth a list of all real property currently leased by the Company or otherwise used or occupied by the Company for the operation of the Business (the “Leased Real Property”). To the Knowledge of the Company, the Leased Real Property is (i) in good operating condition and repair, and is free from structural, physical and mechanical defects; (ii) maintained in a manner consistent with standards generally followed with respect to similar properties; and (iii) available for use in and sufficient for the purposes and current demands of the Business and operation of the Company as currently conducted.

4.15         Tangible Personal Property. Section 4.15 of the Disclosure Schedule sets forth (i) all leases of personal property (“Personal Property Leases”) involving annual payments in excess of $5,000 relating to personal property used in the Business or to which the Company are a party or by which the properties or assets relating to the Business are bound and (ii) all items of tangible personal property which, individually or in the aggregate, are material to the operation of the Business. The Company has good and marketable title to all of the items of tangible personal property reflected on Section 4.15 of the Disclosure Schedule, free and clear of any and all Liens, other than the Permitted Exceptions. The Company has a valid and enforceable leasehold interest under each of the Personal Property Leases, and each of the Personal Property Leases is in full force and effect. There is no default under any Personal Property Lease by the Company or, to the Knowledge of the Seller, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder. No party to any of the Personal Property Leases has exercised any termination rights with respect thereto. Execution of this Agreement and consummation of the transactions contemplated herein does not constitute a breach or a default under any of the Personal Property Leases, except as explicitly noted on Section 4.15 of the Disclosure Schedule, for which Company shall obtain the necessary consents prior to the Closing Date.

4.16         [Deleted]

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4.17         Material Contracts.

(a)          Section 4.17 of the Disclosure Schedule sets forth all of the following Contracts to which the Company is a party or by which the Company is bound and that are related to the Business (collectively, the “Material Contracts”):

(i)          any Contract with a licensed healthcare service plan;

(ii)         Contracts with any current or former officer, director, stockholder or Affiliate of the Company;

(iii)        Contracts for the sale of any of the assets of the Company or for the grant to any person of any preferential rights to purchase any of its assets;

(iv)        Contracts for joint ventures, strategic alliances or partnerships;

(v)         Contracts containing covenants of the Company not to compete in any line of business or with any Person in any geographical area or covenants of any other Person not to compete with the Company in any line of business or in any geographical area;

(vi)        Contracts relating to the acquisition by the Company of any operating business or the capital stock of any other Person;

(vii)       Contracts relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien on any of its assets;

(viii)      Contracts under which the Company have made advances or loans to any other Person;

(ix)         Contracts providing for severance, retention, change in control or other similar payments to any Company Employee;

(x)          Contracts for the employment of any individual on a full-time, part-time or consulting or other basis;

(xi)         Contracts for the provision of goods or services involving consideration in excess of $10,000 annually or $25,000 in the aggregate over the term of the Contract;

(xii)        Contracts (or group of related contracts) which involve the expenditure of more than $10,000 annually or $25,000 in the aggregate or require performance by any Party more than one year from the date hereof;

(xiii)       any Intellectual Property Licenses;

(xiv)      all non-disclosure, confidentiality, or non-solicitation agreements between (A) the Company and any of its current or former employees, consultants or agents, and (B) the Company and any other Person; and

(xv)       Contracts otherwise material to the Business.

(b)          Each Material Contract is in full force and effect and is the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). The Company is not in default under any Material Contract, and, to the Knowledge of the Seller, no other party to any Material Contract in default thereunder. No event has occurred that with the lapse of time or the giving of notice or both would constitute a default under any Material Contract. No party to any of the Material Contracts has exercised any termination rights with respect thereto. The Company has delivered or otherwise made available to the Purchaser true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto. Execution of this Agreement and consummation of the transactions contemplated herein does not constitute a breach or a default under any of the Material Contracts, except as explicitly noted on Section 4.17 of the Disclosure Schedule, for which Company shall obtain the necessary consents prior to the Closing Date.

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4.18         Litigation. There is no Legal Proceeding pending or, to the Knowledge of the Seller, threatened against the Company (or pending or threatened, against any of the officers, or directors of the Company, or Business Employees (as defined in Section 6.2(b)(iv)) with respect to their business activities on behalf of the Company), or to which the Company or any Seller is otherwise a party before any Governmental Body, nor is there any reasonable basis for any such Legal Proceeding.

4.19         Compliance with Laws; Permits.

(a)          Compliance. Company has not failed to comply with or has violated any Law applicable to the Business, including Environmental Laws. No investigation or review by any Governmental Body is pending or, to the Knowledge of the Seller, has been threatened against the Company. No event has occurred, and no condition or circumstance exists, that will (with or without notice or lapse of time) constitute or result in a violation by the Seller of, or a failure on the part of the Company to comply with, any applicable Law. The Company has never received any notice or other communication from any Person regarding any actual or possible violation of, or failure to comply with, any applicable Law.

(b)          Orders. There is no Order binding upon the Company or to which any assets owned or used by the Company is subject, including any Orders or Contracts with respect to (i) Environmental Laws, (ii) Remedial Action or (iii) any Release or threatened Release of a Hazardous Material. The Seller is not subject to any Order that prohibits him from engaging in or continuing any conduct, activity or practice relating to the Business.

(c)          Permits. The Company holds, to the extent required by applicable Law, all Permits from, and has made all declarations and filings with, all Governmental Bodies for the operation of its business as presently conducted, including the sale, transport, export, import or shipment of any items or materials (whether in tangible form or otherwise) to any jurisdiction. No suspension or cancellation of any such Permit is pending or, to the Knowledge of the Seller, threatened, each such Permit is valid and in full force and effect, and the Company is and always has been in compliance with the terms of such Permits. Section 4.19(c) of the Disclosure Schedule provides an accurate and complete list of all Permits held by the Company, and the Seller has delivered to the Purchaser accurate and complete copies of each such Permit. The Company has never received any notice or other communication from any Governmental Body regarding: (i) any actual or possible violation of or failure to comply with any term or requirement of any Permit; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Permit.

(d)          Government Reimbursement Programs. The Company is qualified for participation in and has current and valid provider contracts with the Government Reimbursement Programs and/or their carriers and complies with the conditions of participation therein. The Company is entitled to payment under the Government Reimbursement Programs for services rendered to qualified beneficiaries. Except to the extent the Company's Liabilities and contractual adjustments under the Government Reimbursement Programs have been properly reflected and adequately reserved in the Company’s books and records, to the Seller's and Company’s Knowledge, neither the Company nor any Physician has received or submitted any false or misleading claim for payment and neither the Company nor the Physicians have received written notice of any dispute or claim by any Governmental Body, carrier or other Person regarding the Government Reimbursement Programs or the Company’s or Physicians’ participation therein.

4.20         Inventory. The Company does not hold any Inventory.

4.21       [Deleted]

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4.22         Related Party Transactions. No director, officer, partner, stockholder or Affiliate of the Company owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is (A) a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Business, or (B) engaged in a business related to the Business.

4.23         Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company, its Affiliates, or any Seller in connection with the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment in respect thereof.

4.24         [Deleted]

4.25         [Deleted]

4.26          Loans. As of the date of this Agreement and as of the Closing Date, there are and shall be no outstanding “Loans” (consisting of principal, accrued and unpaid interest, late fees, fines and/or penalties of any kind) owed by the Company or any Affiliate to any Person, other than the amounts owed to Apollo Medical Holdings and the existing line of credit with First Republic Bank.

4.27         Full Disclosure. This Agreement (including the Disclosure Schedule) does not: (i) contain any representation, warranty or information that is false or misleading with respect to any material fact; or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained herein and therein (in the light of the circumstances under which such representations, warranties and information were made or provided) not false or misleading. The Company and Seller, jointly and severally, have no Knowledge of any information or other fact that is or may become materially adverse to the business, condition (financial or otherwise), assets, capitalization, Intellectual Property Licenses, Liabilities, operations, results of operations or financial performance of the Company that has not been set forth in this Agreement or in the Disclosure Schedule.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller that:

5.1           Organization and Good Standing. The Purchaser is a California professional corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own, lease and operate properties and carry on its business.

5.2           Authorization.

(a)          The Purchaser has all requisite power and authority to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the Purchaser in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement, the “Purchaser Documents”), and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Purchaser Documents by the Purchaser and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all required corporate action on the part of the Purchaser and its board of directors, and no other corporate proceedings on the part of the Purchaser are necessary to authorize the execution, delivery and performance of this Agreement and the Purchaser Documents by the Purchaser or to consummate the transactions contemplated hereby or thereby.

(b)          This Agreement has been, and each of the Purchaser Documents will be at or prior to the Closing, duly and validly executed and delivered by the Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Purchaser Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

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5.3           Conflicts; Consents of Third Parties. The execution and delivery by the Purchaser of this Agreement and of the Purchaser Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by the Purchaser with any of the provisions hereof or thereof will not (i) conflict with, or result in the breach of, any provision of the certificate of incorporation or bylaws of the Purchaser, (ii) conflict with, violate, result in the breach of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other obligation to which the Purchaser is a party or by which the Purchaser or its properties or assets are bound, or (iii) violate any statute, rule, regulation or Order of any Governmental Body by which the Purchaser is bound, except, in the case of clause (ii) and (iii), for such violations, breaches or defaults as would not, individually or in the aggregate, have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement. No consent, waiver, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person is required on the part of the Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents or the compliance by the Purchaser with any of the provisions hereof or thereof.

5.4           Litigation. There are no Legal Proceedings pending or, to the Knowledge of the Purchaser, threatened, that are reasonably likely to prohibit or restrain the ability of the Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.

5.5           Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

ARTICLE VI

COVENANTS

6.1           Access to Information. From the date hereof until the Closing Date, Seller and the Company shall afford the Purchaser and its representatives reasonable access to the books and records of the Company, and the Company shall make available to the Purchaser such financial and operating data of the Company as the Purchaser may reasonably request; provided, however, that any such access or furnishing of information shall be during normal business hours upon reasonable advance notice and in such a manner as not to interfere in any significant manner with the normal operations of the Company. Notwithstanding anything herein to the contrary (i) no such investigation or examination shall be permitted to the extent that it would require the Company or the Seller to disclose information subject to attorney-client privilege or conflict with any confidentiality obligations to which the Company or the Seller is bound and (ii) the Purchaser shall not contact any suppliers to, or customers or employees of, the Company without the prior written consent of the Seller (which may not be unreasonably be withheld, delayed or conditioned).

6.2           Conduct of the Business Pending the Closing. Except (A) as required by applicable Law, (B) as otherwise contemplated by this Agreement, or (C) with the prior written consent of the Purchaser (which consent may be withheld, delayed or conditioned):

(a)          the Company shall, from the date hereof prior to the Closing Date:

(i)          conduct its respective businesses in the Ordinary Course of Business including the maintenance of all records;

(ii)         use its best efforts to preserve the present operations and goodwill of its business;

(iii)        confer with Purchaser prior to implementing operation decisions of a material nature;

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(iv)        report to Purchaser at such times as Purchaser may reasonably request concerning the status of the Company;

(v)         maintain the assets owned or used by the Company in a state of repair and conditions that complies with the Company’s Contracts and is consistent with the requirements and normal conduct of the Company;

(vi)        comply with all Contracts of the Company;

(vii)       continue in full force and effect all insurance coverage of the Company; and

(viii)      take no action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 4.9 would be likely to occur.

(b)          the Company shall not, from the date hereof prior to the Closing Date:

(i)          amend any of its organizational documents;

(ii)         declare, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock (or other equity interest) of the Company;

(iii)        repurchase, redeem or acquire any outstanding shares of capital stock (or other equity interest) or other securities of, or other ownership interest in, the Company;

(iv)        award or pay any bonuses to any physicians who provide services, professional or otherwise, on behalf of the Company (collectively, “Physicians”) or any persons (other than Physicians) who are employees, independent contractors or consultants of the Business as of the date hereof (collectively, the “Business Employees”), ;

(v)         enter into any employment, deferred compensation, severance or similar agreement (nor amended any such agreement) or agree to increase the compensation payable or to become payable by it to any of the Company’s directors, officers, employees, agents or representatives or agree to increase the coverage or benefits available under the Company Benefit Plan (as defined in Section 4.12(a));

(vi)        change its accounting or Tax reporting principles, methods or policies;

(vii)       make or rescind any election relating to Taxes, settled or compromised any claim relating to Taxes;

(viii)      fail to promptly pay and discharge current Liabilities except where disputed in good faith by appropriate proceedings;

(ix)         make any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to any director, officer, partner, stockholder or Affiliate;

(x)          mortgage, pledge or subject to any Lien any of its assets, properties or rights relating to the Business;

(xi)         terminate, enter into or amend any Material Contract;

(xii)        make or commit to make any capital expenditures in excess of $10,000 individually or $25,000 in the aggregate;

(xiii)       issue, create, incur, assume or guarantee any Indebtedness;

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(xiv)      suffer any material change in the productivity or compensation of the Physicians;

(xv)       institute or settle any Legal Proceeding without Purchaser’s written consent;

(xvi)      borrow any amount, take out any Loans, guarantee any Loans of any Person or become the transferee or assignee of any Loans; or

(xvi)      agree, commit, arrange or enter into any agreement to do any of the foregoing.

6.3           Exclusive Dealing. Until this Agreement shall have been terminated pursuant to Article IX, the Seller shall not, and the Seller shall cause the Company not to, directly or indirectly, solicit, initiate, encourage or entertain any inquires or proposals from, discuss or negation with, provide any nonpublic information to, or consider the merits of any inquires or proposal from any Person (other than Purchaser) relating to any business combination transaction involving the Company, however structured, including the sale of the Business or assets of any merger, consolidation or similar transaction or arrangement. The Seller shall notify Purchaser of any such inquiry or proposal within 24 hours of receipt thereof by the Seller, the Company, or any of their respective Representatives.

6.4           Notice. Prior to the Closing Date, the Seller shall promptly provide notice to the Purchaser of any fact or circumstance that could make the satisfaction of any condition of Article VIII impossible or unlikely. No such notice will be deemed to have cured any Brach of any covenant or affect any right or remedy of the Purchaser under this Agreement.

6.5           Further Assurances. Each of the Seller, the Company and the Purchaser shall use best efforts to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to use best efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including, without limitation, (i) cooperating in responding to inquiries from, and making presentations to, Governmental Authorities and (ii) defending against and responding to any Legal Proceeding challenging or relating to this Agreement, or the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed.

6.6           Confidentiality.

(a)          From the date hereof, and after the Closing Date, except in furtherance of the transaction described in this Agreement and as necessary in the ordinary course of business, (i) the Seller and the Company shall not, and shall cause its Affiliates not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person (other than authorized officers, directors and employees of the Purchaser or the Company) or use or otherwise exploit for its own benefit or for the benefit of anyone other than Purchaser or the Company, any Confidential Information relating to the Company or the Company Subsidiaries and (ii) the Purchaser shall not, and shall cause its Affiliates not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person (other than authorized officers, directors and employees of the Seller) or use or otherwise exploit for its own benefit or for the benefit of anyone other than the Seller, any Confidential Information relating to the Seller; provided, however, that in the event disclosure of any Confidential Information is required by applicable Law in either clause (i) or (ii) above, the receiving party of such Confidential Information shall, to the extent reasonably possible, provide to the disclosing party with prompt notice of such requirement prior to making any disclosure so that the disclosing party may seek an appropriate protective order.

(b)          For purposes of this Section 6.6, “Confidential Information” shall mean any confidential information with respect to any disclosing party, including, methods of operation, customers, customer lists, products, prices, fees, costs, inventions, know-how, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters; provided, however, that the term “Confidential Information” does not include, and there shall be no obligation of any receiving party hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder.

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ARTICLE VII
POST-CLOSING COVENANTS

7.1           Release of Liens. To the extent any Liens on the Company’s assets are not terminated prior to the Closing , the Seller shall use commercially reasonable efforts, at the Seller’s sole cost and expense, following the Closing to cause such Liens to be released and terminated in a form and substance reasonably satisfactory to the Purchaser and its counsel.

ARTICLE VIII

CONDITIONS TO CLOSING

8.1           Conditions Precedent to Obligations of the Purchaser. The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Purchaser in whole or in part in its sole discretion):

(a)          Representations and Warranties. The representations and warranties of the Seller contained in Article IV are true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date, except to the extent that such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all respects, on and as of such earlier date);

(b)          Performance of Covenants. Each of the Company and the Seller shall have performed and complied in all respects with all covenants and agreements required in this Agreement to be performed or complied with by them prior to the Closing Date;

(c)          No Orders. There shall not be in effect any Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(d)          No Material Adverse Effect. After the date of this Agreement, no event shall have occurred and be in existence and continuing as of the Closing Date that, singularly or in the aggregate, has had a Material Adverse Effect;

(e)          Employment Agreement. The Seller shall have executed and delivered that certain employment agreement with the Seller (the “Employment Agreement”), substantially in the form attached hereto as Exhibit B, the terms of which are incorporated herein by this reference;

(f)          Non-Competition Agreement. The Seller shall have executed and delivered that certain non-competition agreement with the Seller (the “Non-Competition Agreement”), substantially in the form attached hereto as Exhibit C, the terms of which are incorporated herein by this reference;

(g)          Certificates for the Shares. The Seller shall have delivered, or caused to be delivered, to the Purchaser the certificates representing the Shares, duly endorsed in blank or accompanied by transfer powers;

(h)          Officers Certificate. The Seller shall have delivered to the Purchaser a certificate executed by an officer of the Company confirming (i) the accuracy of its representations and warranties as of the date hereof and as of the Closing Date; (ii) the performance of and compliance with its covenants and obligations to be performed or complied with at or prior to the Closing Date; and (iii) that a minimum of Three Hundred Thousand Dollars ($300,000) is in the Company’s accounts as of the Closing Date and is available for immediate use.

(i)          Secretary Certificate. The Seller shall have delivered to the Purchaser a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors and stockholders of the Company authorizing the execution, delivery and performance of this Agreement and the other Seller Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; (ii) the names and signatures of the officers of the Company authorized to sign this Agreement, the Seller Documents and the other documents to be delivered hereunder and thereunder; and (iii) that attached thereto are copies of the certificate of incorporation, bylaws and good standing certificate of the Company;

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(j)          Form W-9. The Seller shall each have delivered to the Purchaser a duly completed Form W-9;

(k)          Pay-off Letters and Lien Releases. The Seller shall have delivered, or caused to be delivered, to the Purchaser, pay-off letters and lien releases related to the payoff of any Loans and other Indebtedness as requested by the Purchaser at the Closing, which shall include confirmation that any Contract evidencing or giving rise to such Indebtedness shall be terminated upon receipt of applicable payoff amounts (other than any provisions of such Contract that survive termination);

(l)          Required Consents. The Seller shall have delivered to the Purchaser copies of all consents from any Governmental Body or any Person as listed on Section 4.3 of the Disclosure Schedule in each case in a form and substance reasonably satisfactory to the Purchaser and its counsel;

(m)          Lease. Regus Management Group, LLC, as landlord (“Lessor”), shall have executed and delivered to the Purchaser a lease (the “New Lease”) or an assignment of that certain lease dated June 6, 2016 (the “Existing Lease”);

(n)          Intercompany Revolving Loan Agreement. The Parties shall have executed and delivered such amendment to that certain Intercompany Revolving Loan Agreement dated July 22, 2016 (the “Intercompany Loan Agreement”) as may be requested by the Purchaser;

(o)          MSA. The Parties shall have executed and delivered such amendment to that certain Management Services Agreement dated February 17, 2015(the “MSA”) as may be requested by the Purchaser; and

(p)          Other Documents. The Seller shall have delivered to the Purchaser such other documents or instruments as the Purchaser or its counsel shall reasonably request and are reasonably necessary to consummate the transactions contemplated by this Agreement.

8.2           Conditions Precedent to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Seller in whole or in part in his sole discretion):

(a)          Representations and Warranties. The representations and warranties of the Purchaser set forth in Article V that are true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all respects on and as of such earlier date);

(b)          Performance of Covenants. The Purchaser shall have performed and complied in all material respects with all covenants and agreements required in this Agreement to be performed or complied with by the Purchaser on or prior to the Closing Date;

(c)          No Orders. There shall not be in effect any Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(d)          Employment Agreement. The Purchaser shall have caused the Company to execute and deliver the Employment Agreement to the Seller;

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(e)          Non-Competition Agreement. The Purchaser shall have caused the Company to execute and deliver the Non-Competition Agreement to the Seller;

(f)          Officers Certificate. The Purchaser shall have delivered to the Seller a certificate executed by an officer of the Purchaser confirming (i) the accuracy of its representations and warranties as of the date hereof and as of the Closing Date and (ii) the performance of and compliance with its covenants and obligations to be performed or complied with at or prior to the Closing Date.

(g)          Secretary Certificate. The Purchaser shall have delivered to the Seller a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Purchaser certifying (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors and stockholders of Purchaser authorizing the execution, delivery and performance of this Agreement and the other Purchaser Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; (ii) the names and signatures of the officers of Purchaser authorized to sign this Agreement, the Purchaser Documents and the other documents to be delivered hereunder and thereunder and (iii) that attached thereto is a good standing certificate of Purchaser;

(h)          Warrant.  Holdings shall have delivered the Warrant to the Seller;

(i)          Lease. Lessor shall have executed and delivered to the Purchaser the New Lease or an assignment of the Existing Lease;

(j)          Intercompany Revolving Loan Agreement. The Parties shall have executed and delivered such amendment to the Intercompany Loan Agreement as may be requested by the Purchaser;

(k)          MSA. The Parties shall have executed and delivered such amendment to the MSA as may be requested by the Purchaser; and

(l)          Other Documents. The Purchaser shall have delivered to the Seller such other documents or instruments as the Seller or his counsel shall reasonably request and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE IX
TERMINATION

9.1           Termination. Subject to Section 9.2, by notice given prior to or at the Closing, this Agreement may be terminated as follows:

(a)          by mutual consent of the Purchaser and the Seller;

(b)          by the Purchaser if a material breach of any provisions of this Agreement has been committed by the Seller or the Company;

(c)          by the Seller if a material breach of any provisions of this Agreement has been committed by Purchaser;

(d)          by the Purchaser if satisfaction of any condition in Article VIII by November 30, 2016 or such later date as the parties may agree upon (the “End Date”) becomes impossible (other than through the failure of the Purchaser to comply with its obligations under this Agreement);

(e)          by the Purchaser if the Closing has not occurred on or before the End Date, unless the Purchaser is in material breach of this Agreement; or

(f)          by the Seller if the Closing has not occurred on or before the End Date, unless the Seller is in material breach of this Agreement.

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9.2           Effect of Termination. Each Party’s right of termination under Section 9.1 is in addition to any other right it may have under this Agreement or otherwise and the exercise of a Party’s right of termination will not constitute an election of remedies. If this Agreement is terminated pursuant to Section 9.1, this Agreement will be of no further force or effect; provided, however, that (i) this Section 9.2 and Article XII will survive the termination of this Agreement and will remain in full force and effect, and (ii) the termination of this Agreement will not relieve any Party from any liability for any breach of this Agreement prior to termination.

9.3           Expense Reimbursement.

(a)          In the event that this Agreement is terminated by the Purchaser pursuant to Section 9.1(b), the Seller shall pay or cause to be paid, to the Purchaser by wire transfer promptly following notice by the Purchaser an amount equal to the Purchaser’s documented out-of-pocket fees and expenses set forth in such notice and reasonably incurred by it in connection with this Agreement and related transactions in an aggregate amount not to exceed $25,000.

(b)          In the event that this Agreement is terminated by the Seller pursuant to Section 9.1(c), the Purchaser shall pay or cause to be paid, to the Seller by wire transfer promptly following notice by the Seller an amount equal to the Seller’s documented out-of-pocket fees and expenses set forth in such notice and reasonably incurred by it in connection with this Agreement and related transactions in an aggregate amount not to exceed $25,000.

ARTICLE X

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

10.1         Survival of Representations and Warranties. The representations and warranties of the Parties contained in Articles IV and V of this Agreement shall survive the Closing until the date that is the six (6) month anniversary of the Closing, except for the representation and warranty in Section 4.10 (Taxes) which shall survive for two (2) years following the Closing (in each case, the “Survival Period”); provided, however, that any obligations to indemnify and hold harmless shall not terminate with respect to any Losses as to which the Person to be indemnified shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the indemnifying party in accordance with Section 10.4(a) before the termination of the applicable Survival Period. The covenants and agreements of the Parties contained in this Agreement shall survive the Closing for two (2) years or for the period explicitly specified therein. Subject to the provisions of this Section 10.1, the Parties acknowledge and agree that the Survival Periods set forth in this Section 10.1 and the limitation on the Parties’ right to make claims for recovery of Losses in connection therewith are in lieu of all applicable statutes of limitations.

10.2         Indemnification.

(a)          Subject to Sections 10.1 and 10.3, the Seller shall indemnify and hold the Purchaser and its respective directors, officers, employees, Affiliates, stockholders, agents, attorneys, representatives, successors, heirs, and assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against any and all Losses, based upon, attributable to, or resulting from:

(i)          any inaccuracy in or breach of the representations and warranties made by the Seller or the Company set forth in this Agreement or in any Seller Document;

(ii)         any breach of any covenant or other agreement on the part of the Seller or the Company under this Agreement or any Seller Document;

(iii)        any fraudulent act (including billing practices) of the Company, or the negligent act or omission in the provision of professional services by the Company or by the Seller on behalf of the Company prior to the Closing Date; and

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(iv)        any distribution or allocation of the Closing Payment or the Purchase Price by the Seller.

(b)          Subject to Sections 10.1 and 10.3, the Purchaser hereby agrees to indemnify and hold the Seller and his agents, attorneys, representatives, successors, heirs, and assigns (collectively, the “Seller Indemnified Parties”) harmless from and against any and all Losses based upon, attributable to or resulting from:

(i)          any inaccuracy in or breach of any representation or warranty of the Purchaser set forth in this Agreement or in any Purchaser Document; and

(ii)         any breach of any covenant or other agreement on the part of the Purchaser under this Agreement or any Purchaser Document.

(c)          For purposes of determining whether indemnification is available under this Article X and for purposes of calculating Losses hereunder, any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to the representations, warranties, covenants and agreements shall be ignored.

10.3         Limitations on Indemnification for Breaches of Representations and Warranties.

(a)          Neither the Seller nor the Purchaser shall have any liability under Section 10.2(a)(i) or Section 10.2(b)(i) hereof unless the aggregate amount of Losses to the indemnified parties finally determined to arise thereunder based upon, attributable to or resulting from the inaccuracy of or the failure of any representation or warranty to be true and correct exceeds $5,000 (the “Basket”) and, in the event Losses exceed the amount of the Basket, the indemnifying party shall be required to pay the entire amount of all such Losses from the first dollar.

(b)          Notwithstanding any provision to the contrary in this Agreement, the Seller’s maximum aggregate liability for any Losses under this Article X and any other obligation under this Agreement shall not exceed $50,000; provided, however, that there shall be no limit to the Seller’s maximum aggregate liability for any claim or claims made by the Purchaser for a breach of Seller’s representations and warranties under Section 4.5 hereof as a result of any person claiming, directly or indirectly, to own any securities of the Company, or any interest convertible into, or exchangeable or exercisable for, any securities of the Company, pursuant to Contract, Derivatives or otherwise.

10.4         Indemnification Procedures.

(a)          In the event that any Legal Proceedings shall be instituted or that any claim or demand shall be asserted by any Person in respect of which payment may be sought under Section 10.2 hereof (regardless of the limitations set forth in Section 10.3) (“Indemnification Claim”), the indemnified party shall promptly cause written notice of the assertion of any Indemnification Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. The indemnifying party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against hereunder; provided that the indemnifying party shall have acknowledged in writing to the indemnified party its unqualified obligation to indemnify the indemnified party as provided hereunder; provided, further, that if the indemnifying party is the Seller, then such indemnifying Party shall not have the right to defend or direct the defense of any such Indemnification Claim that (x) is asserted directly by or on behalf of a Person that is a healthcare service plan, other payor, vendor, supplier or customer of the Business, or (y) seeks an injunction or other equitable relief against the Indemnified Party. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against hereunder, it shall within five (5) days (or sooner, if the nature of the Indemnification Claim so requires) notify the indemnified party of its intent to do so. If the indemnifying party (i) elects not to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against hereunder, (ii) fails to notify the indemnified party of its election as herein provided, (iii) contests its obligation to indemnify the indemnified party for such Losses under this Agreement or (iv) fails to diligently prosecute the defense of such Indemnification, then the indemnified party may pay, compromise, defend against, negotiate or otherwise deal with such Indemnification Claim and obtain indemnification from the indemnifying party for any and all Losses based upon, arising from or relating to such Indemnification Claim. If the indemnified party defends any Indemnification Claim, then the indemnifying party shall reimburse the indemnified party for the expenses of defending such Indemnification Claim upon submission of periodic bills. If the indemnifying party shall assume the defense of any Indemnification Claim, the indemnified party may participate, at his or its own expense, in the defense of such Indemnification Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Indemnification Claim. The parties shall fully cooperate with each other in all reasonable respects in connection with the defense of any Indemnification Claim, including making available (subject to the provisions of Section 10.1) records relating to such Indemnification Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Indemnification Claim. Notwithstanding anything in this Section 10.4 to the contrary, neither the indemnifying party nor the indemnified party shall, without the written consent of the other party, settle or compromise any Indemnification Claim or permit a default or consent to entry of any judgment unless the claimant and such party provide to such other party an unqualified release from all liability in respect of the Indemnification Claim.

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(b)          After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to an Indemnification Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall be required to pay all of the sums so due and owing to the indemnified party by wire transfer of immediately available funds within ten (10) Business Days after the date of such notice. The parties hereto agree that should an indemnifying party not make full payment of any such obligations within such ten (10) Business Day period, any amount payable shall accrue interest from and including the date of the agreement of the indemnifying party or final adjudication to including the date such payment has been made at a rate per annum equal to four percent (4%). Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

(c)          The failure of the Indemnified Party to give reasonably prompt notice of any Indemnification Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.

10.5         Effect of Knowledge. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

10.6         Other Rights Not Affected. The indemnification rights of the parties under this Article X are independent of, and in addition to, such rights and remedies as the parties may have at Law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any covenant, agreement or obligation hereunder on the part of any Party hereto, including the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby.

10.7         Tax Treatment of Indemnity Payments. The Seller and the Purchaser agree to treat any indemnity payment made pursuant to this Article X as an adjustment to the purchase price for federal, state, local and foreign income Tax purposes. If, notwithstanding the treatment required by the preceding sentence, any indemnification payment under Article X (including this Section 10.7) is determined to be taxable to the party receiving such payment by any Taxing Authority, the paying party shall also indemnify the party receiving such payment for any Taxes incurred by reason of the receipt of such payment and any expenses incurred by the party receiving such payment in connection with such Taxes (or any asserted deficiency, claim, demand, action, suit, proceeding, judgment or assessment, including the defense or settlement thereof, relating to such Taxes).

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ARTICLE XI

TAX MATTERS

11.1         Prorations. The Seller shall bear all property and ad valorem tax liability with respect to the Company’s assets if the Lien or assessment date arises prior to the Closing Date irrespective of the reporting and payment dates of such Taxes. All other real property taxes, personal property taxes, or ad valorem obligations and similar recurring taxes for taxable periods beginning before, and ending after, the Closing Date, shall be prorated between the Purchaser and the Seller as of 12:01 a.m. pacific standard time on the Closing Date. With respect to Taxes described in this Section 11.2, the Seller shall timely file all Tax Returns due before the Closing Date with respect to such Taxes and the Purchaser shall prepare and timely file all Tax Returns due after the Closing Date with respect to such Taxes. If one party remits to the appropriate Taxing Authority payment for Taxes, which are subject to proration under this Section 11.2 and such payment includes the other party’s share of such Taxes, such other party shall promptly reimburse the remitting party for its share of such Taxes.

11.2         Cooperation on Tax Matters. The Purchaser and the Seller shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the assets of the Company as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other required or optional filings relating to Tax matters, for the preparation for any Tax audit, for the preparation for any Tax protest, for the prosecution or defense of any suit or other proceeding relating to Tax matters.

ARTICLE XII

MISCELLANEOUS

12.1         Expenses. Except as otherwise provided in this Agreement, the Seller and the Purchaser shall bear their own fees and expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

12.2         Arbitration. Any controversy, dispute or claim arising out of, in connection with, or related to the interpretation, performance or breach of this Agreement shall be resolved by final and binding arbitration (“Arbitration”) initiated and administered by and in accordance with the then existing Rules of Practice and Procedures of the Judicial Arbitration and Mediation Services, Inc. (“JAMS”). The Arbitration shall be held in Los Angeles County, California; the exact time and location to be decided by a sole arbitrator selected by mutual agreement of the Parties or in accordance with the then existing Rules of Practice and Procedures of JAMS. The arbitrator shall have the power to grant all legal and equitable remedies provided by California or federal law; provided, however, that said arbitrator shall be bound by applicable statutory and case law in rendering a decision, and provided, further, that said arbitrator shall not have the power to award punitive or exemplary damages. The decision of the arbitrator shall be final and unreviewable except for those grounds set forth in California Code of Civil Procedure Section 1286.2. Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof, and the award may be judicially enforced. In additional to any award under this Section 12, the prevailing Party in any Arbitration hereunder shall be awarded reasonable attorneys’ fees, expert and non-expert witness fees and costs, and expenses incurred directly or indirectly with said Arbitration, including but not limited to the fees and expenses of the arbitrator and any other expenses of the Arbitration.

12.3         Entire Agreement. This Agreement (including the schedules and exhibits hereto, Seller Documents, and Purchaser Documents) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

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12.4         Amendment; Waiver; Remedies. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

12.5         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and performed in such state.

12.6         Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (i) if delivered by hand, when delivered; (ii) if sent on a Business Day by facsimile transmission before 5:00 p.m. (recipient’s time) on the day sent by facsimile and receipt is confirmed, when transmitted; (iii) if sent by facsimile transmission or by e-mail of a PDF document on a day other than a Business Day and receipt is confirmed, or if sent by facsimile transmission or by email of a PDF document after 5:00 p.m. (recipient’s time) on the day sent by facsimile or email and receipt is confirmed, on the Business Day following the date on which receipt is confirmed; (iv) if sent by registered, certified or first class mail, the third Business Day after being sent; and (v) if sent by overnight delivery via a national courier service, two Business Days after being delivered to such courier, in each case to the address or facsimile telephone number set forth beneath the name of such Party below (or to such other address or facsimile telephone number as such Party shall have specified in a written notice given to the other parties hereto):

If to the Purchaser, to:

BAHA Acquisition, A Medical Corporation

700 North Brand Boulevard. Suite 1400

Glendale, CA 91203

Facsimile: (818) 844-3888

with a copy (which shall not constitute notice) to:

SEC Law Firm

11693 San Vicente Boulevard, Suite 357

Los Angeles, California 90049

Attention: Lance Jon Kimmel, Esq. (lkimmel@seclawfirm.com)

Facsimile:  (310) 388-1320

If to the Seller:

Scott Enderby, D.O.

395 Yerba Buena Avenue

San Francisco, CA 94127

Facsimile: (415) 520-5153

with a copy (which shall not constitute notice) to:

Rimon, PC

1 Embarcadero Center, Suite 400

San Francisco, CA 94111

Attention: Scott Raber

Facsimile: ____________________

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12.7         Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

12.8         Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a Party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Seller or the Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that the Purchaser may assign this Agreement and any or all rights or obligations hereunder (including the Purchaser’s rights to seek indemnification hereunder) to any Affiliate of the Purchaser.

12.9         Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of the Purchaser shall have any liability for any obligations or liabilities of the Purchaser under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

12.10         Purchaser’s Right of Set Off. The Purchaser may set off any amount to which it may be entitled under this Agreement or any other agreement, document, instrument or certificate executed in connection with the consummation of the transactions contemplated by this Agreement against amounts otherwise payable to the Seller under this Agreement or any other agreement, document, instrument or certificate executed in connection with the consummation of the transactions contemplated by this Agreement, including, without limitation, the Contingent Purchase Payment. Neither the exercise of nor the failure to exercise such right of set off will constitute an election of remedies or limit the Purchaser in any way in the enforcement of any other remedies that may be available to it.

12.11         Disclosure Schedule. The Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections and subsections contained in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section or subsection of this Agreement, except to the extent that such information is cross-referenced in another part of the Disclosure Schedule or it is reasonably apparent from the face of such disclosure that it is relevant to any part of the Disclosure Schedule. From time to time prior to the Closing, the Seller and the Company shall have the right to supplement or amend the Disclosure Schedules with respect to any matter hereafter arising or discovered after the delivery of the Disclosure Schedules pursuant to this Agreement. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made in this Agreement, unless the applicable part of the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. The mere listing of a document or other item in, or attachment of a copy thereof to, the Disclosure Schedule will not be deemed adequate to disclose an exception to a representation or warranty made in this Agreement (unless the representation or warranty pertains directly to the existence of the document or other item itself). No reference to or disclosure of any item or other matter in the Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedule. No disclosure in the Disclosure Schedule relating to any possible breach or violation of any Contract or Law shall be construed as an admission or indication that any such breach or violation occurred or exists. In disclosing the information set forth in the Disclosure Schedule, the Seller does not waive, and expressly reserves, any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed herein.

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12.12         Tax and Government Reimbursement Program Effect. None of the Parties (nor such Parties’ counsel or accountants) has made or is making in this Agreement any representation to any other Party (or such Party’s counsel or accountants) concerning any of the Tax or Government Reimbursement Program effects or consequences on the other Parties in connection with the transactions contemplated by this Agreement. Each Party represents that it has obtained, or may obtain, independent advice concerning the Tax and Government Reimbursement Program with respect thereto and upon which it, if so obtained, has solely relied.

12.13         Attorneys’ Fees. The non-prevailing Party in any action or proceeding related to this Agreement shall pay to the prevailing Party reasonable fees and costs incurred in such proceeding or action, including attorneys’ fees and costs and the fees and costs of experts and consultants. The prevailing Party shall be the Party who is entitled to recover its costs of suit (as determined by the court of competent jurisdiction or arbitrator or mediator), whether or not the action or proceeding proceeds to final judgment or award.

12.14         Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in PDF format or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed or caused this Agreement to be executed by its officers thereunto duly authorized, as of the date first written above.

PURCHASER:

BAHA ACQUISITION, A MEDICAL CORPORATION

/s/ Warren Hosseinion
Warren Hosseinion, M.D.
President

COMPANY:

BAY AREA HOSPITALIST ASSOCIATES, A MEDICAL CORPORATION

/s/ Scott Enderby
Scott Enderby, D.O.
President

SELLER:

/s/ Scott Enderby
SCOTT ENDERBY, D.O.

For purposes of Section 3.1 only:

APOLLO MEDICAL HOLDINGS, INC.

/s/ Warren Hosseinion
Warren Hosseinion, M.D.
Chief Executive Officer

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Exhibit A

Stock Purchase Warrant

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AS PROVIDED HEREIN, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION IS PERMITTED UNDER RULE 144 OF THE SECURITIES ACT OR IS OTHERWISE EXEMPT FROM SUCH REGISTRATION.

APOLLO MEDICAL HOLDINGS, INC.

Common Stock Purchase Warrant

Warrant Number: W-101	Issue Date: November 4, 2016

Warrant Amount: 24,000 shares

THIS COMMON STOCK PURCHASE WARRANT (the “Warrant”) certifies that, for value received, Scott Enderby, D.O., his successors and permitted assigns (together, “Holder”) is entitled, at any time prior to 5:00 p.m., Pacific time, on November 4, 2018 (the “Expiration Date”), to purchase from Apollo Medical Holdings, Inc., a Delaware corporation (“Company”), up to the number of fully paid and non-assessable shares (the “Shares”) of Common Stock, par value $0.001 per share, of Company (the “Common Stock”) specified above (the “Warrant Number”) at an exercise price of Four Dollars and Fifty Cents ($4.50) per Share (the “Warrant Exercise Price”) or to convert this Warrant into Shares, in each case subject to the provisions and upon the terms and conditions set forth in this Warrant. The Warrant may be exercised at a rate of One Thousand (1,000) Shares for each full month that has elapsed from the date first above written, so that the first One Thousand (1,000) Shares may be exercised by Holder any time on or after December 4, 2016 and the final One Thousand (1,000) Shares may be exercised by Holder any time on or after November 4, 2018. This Warrant has been issued pursuant to that certain Stock Purchase Agreement dated as of even date herewith, between BAHA Acquisition, a Medical Corporation (“Acquisition”), Bay Area Hospitalist Associates, Inc. (“BAHA”) and Holder (as it may be amended from time to time in accordance with its terms, the “Stock Purchase Agreement”), pursuant to which Acquisition, as affiliate of Company is purchasing 100% of the issued and outstanding stock of BAHA, all of which stock is owned by Holder. Capitalized terms used herein and not defined shall have the meanings given thereto in the Stock Purchase Agreement.

1.             EXERCISE.

1.1           Method of Exercise. Holder may exercise this Warrant in whole or in part to purchase the Shares for cash by (a) delivering to Company, in accordance with Section 5.2, a duly executed copy of a Notice of Exercise in substantially the form attached as Appendix 1 not less than sixty one (61) days prior to the date of exercise (unless the Company otherwise agrees to a shorter notice period), and (b) causing this Warrant to be delivered to Company, in accordance with Section 5.2, as soon as reasonably practicable on or following the date on which the Notice of Exercise is delivered to Company (but no later than within sixty one (61) days following the date on which the Notice of Exercise is delivered to Company). Unless Holder is exercising the conversion right provided for in Section 1.2, Holder shall, within three (3) Trading Days following the date of exercise as aforesaid, also deliver to Company a certified or bank cashier’s check, wire transfer of immediately available funds (to an account designated by Company), or other form of payment acceptable to Company, in the amount of the aggregate Warrant Exercise Price for the Shares being purchased.

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1.2           Conversion Right. In lieu of exercising this Warrant to purchase Shares for cash in accordance with Section 1.1, Holder may, at its option, from time to time convert this Warrant, in whole or in part and without any obligation to pay the Warrant Exercise Price, into that number of Shares determined by dividing (x) the aggregate Fair Market Value of the Shares in respect of which this Warrant is being converted minus the aggregate Warrant Exercise Price of such Shares by (y) the Fair Market Value of one (1) Share. The Fair Market Value of one (1) Share shall be determined pursuant to Section 1.3. Holder may exercise such conversion right under this Warrant in whole or in part by (a) delivering to Company, in accordance with Section 5.2, a duly executed copy of a Notice of Exercise in substantially the form attached as Appendix 1 not less than sixty one (61) days prior to the date of conversion (unless the Company otherwise agrees to a shorter notice period), and (b) causing this Warrant to be delivered to Company, in accordance with Section 5.2, as soon as reasonably practicable on or following the date on which Notice of Exercise is delivered to Company (but no later than within two (2) Trading Days following the date on which the Notice of Exercise is delivered to Company). Any reference in this Warrant to the “exercise” of this Warrant or events to occur upon or in connection with the exercise of this Warrant, including without limitation, all provisions of Section 2, will apply equally and with the same equitable effect to any conversion of this Warrant even if reference is not specifically made to conversion of this Warrant.

1.3           Fair Market Value. For purposes of this Warrant, “Fair Market Value” shall mean, with respect to one (1) Share, the price determined by the first of the following clauses that applies: (a) the average of the daily volume weighted average trading price of the Common Stock on the Principal Trading Market for the five (5) Trading Days immediately prior to the date on which the Notice of Exercise for exercising the conversion right under this Warrant is delivered to Company, or (b) if the Common Stock is not so listed or quoted, as reasonably determined by the Board of Directors in good faith.

1.4           Delivery of Certificate and New Warrant. Within three (3) Trading Days after Holder exercises under Section 1.1 or converts under Section 1.2 this Warrant and, if applicable, Company receives payment of the aggregate Warrant Exercise Price, Company shall deliver to Holder certificates (or, if consistent with Company’s practice for issuing shares of Common Stock, non-certificated Shares represented by book-entry on the records of Company or Company’s transfer agent (the “Book-Entry Shares”)) for the Shares so acquired and, if this Warrant has not been fully exercised or converted and has not expired, a new warrant of like tenor representing the Shares not so acquired. The Shares shall be deemed to have been issued, and Holder or any other Person designated by Holder to be named therein shall be deemed to have become a holder of record of such Shares for all purposes as of the date this Warrant shall have been exercised or converted. If Company fails to deliver a certificate or certificates (or, if applicable, Book-Entry Shares) for the Shares as provided herein, in addition to any other remedy available to Holder hereunder, at law or in equity, Holder shall have the right to rescind the exercise or conversion of this Warrant. The Holder acknowledges and understands that any stock certificates issued hereunder and any Warrant issued in replacement of this Warrant upon its exercise, in whole or in part, or for any other reason, shall be subject to the provisions of Section 4A of this Warrant and shall have the legends placed thereon as appear on the first page of this Warrant.

1.5           Fractional Shares. No fractional Share shall be issuable upon exercise or conversion of this Warrant, and the number of Shares to be issues shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise or conversion of this Warrant, Company shall eliminate such fractional share interest by paying Holder cash in the amount computed by multiplying the fractional share interest by the Fair Market Value (as determined pursuant to Section 1.3) of a full Share.

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2.            ANTI-DILUTION PROVISIONS; ADJUSTMENT IN WARRANT NUMBER AND WARRANT EXERCISE PRICE. The Warrant Exercise Price and Warrant Number shall be subject to adjustment from time to time as provided in this Section 2.

2.1           Dividends, Subdivisions and Combinations. If Company, at any time and from time to time, (i) takes a record of the holders of its Common Stock for the purpose of entitling them to receive, or otherwise declares or distributes, a dividend payable in, or other distribution of, additional shares of Common Stock or Common Stock Equivalents, (ii) splits or subdivides its outstanding shares of Common Stock into a greater number of shares of Common Stock or Common Stock Equivalents, or (iii) combines its outstanding shares of Common Stock into a smaller number of shares of Common Stock or Common Stock Equivalents, then, in each such case, (a) the Warrant Number shall be adjusted to equal the product of (x) the Warrant Number in effect immediately prior to the adjustment multiplied by (y) a fraction, the numerator of which is equal to the number of shares of Common Stock outstanding immediately after such adjustment and the denominator of which is equal to the number of shares of Common Stock outstanding immediately prior to the adjustment, and (b) the Warrant Exercise Price shall be adjusted pursuant to Section 2.2 .

2.2           Adjustment of Warrant Exercise Price. Upon any adjustment of the Warrant Number as provided in Sections 2.1, the Warrant Exercise Price shall be adjusted to be equal to the product of (i) the Warrant Exercise Price in effect immediately prior to such adjustment multiplied by (ii) the quotient of the Warrant Number in effect immediately prior to such adjustment divided by the Warrant Number in effect immediately after such adjustment.

2.3           Determination of Adjustments. Upon any event that shall require an adjustment pursuant to this Section 2, Company shall promptly calculate such adjustment in accordance with the terms of this Warrant and prepare a certificate setting forth, in reasonable detail, such adjustment, the method of calculation thereof and the facts upon which such adjustment is based.

3.             CERTAIN AGREEMENTS. Company hereby covenants and agrees as follows:

3.1           Shares to be Fully Paid. All Shares shall, upon issuance in accordance with the terms of this Warrant, be duly and validly issued, fully paid and non-assessable.

3.2           Reservation of Shares. Until the Expiration Date, Company at all times shall have authorized, and reserved for the purpose of issuance upon exercise of this Warrant, a sufficient number of shares of Common Stock to provide for the exercise of this Warrant in full.

3.3           Successors and Assigns. This Warrant shall be binding upon any entity succeeding to Company by merger, consolidation, or acquisition of all or substantially all Company’s assets or all or substantially all of Company’s outstanding capital stock or otherwise.

4.             TRANSFER AND REPLACEMENT OF WARRANT.

4.1           Restriction on Transfer. Subject to this Section 4.1, this Warrant and the rights granted to Holder are transferable and assignable, in whole or in part, upon surrender of this Warrant, together with a properly executed assignment in substantially the form attached as Appendix 2, at the office or agency of Company referred to in Section 4.4. Nothing in this Warrant shall prohibit Holder from assigning, delegating or transferring this Warrant and Holder’s rights and obligations under this Warrant to an Affiliate of Holder. Otherwise, Holder may not assign, delegate or otherwise transfer (whether by operation of law, by contract or otherwise) its rights and obligations under this Warrant, or any portion hereof or thereof, to any Person whose principal business is providing integrated healthcare services or who otherwise is a competitor of Company as determined reasonably and in good faith by the Board of Directors. Until due presentment for registration of transfer on the books of Company, Company may treat the registered holder hereof as the owner of this Warrant and Holder for all purposes, and Company shall not be affected by any notice to the contrary. Notwithstanding anything herein contained to the contrary, none of the Warrants may be transferred separately from the Shares of Series B Preferred Stock to which they relate (1-for-1).

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4.2           Replacement of Warrant. Upon receipt of evidence reasonably satisfactory to Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory in form and amount to Company, or, in the case of any such mutilation, upon surrender and cancellation of this Warrant, Company, at its expense, shall execute and deliver to Holder, in lieu thereof, a new Warrant of like tenor.

4.3           Cancellation; Payment of Expenses. Upon the surrender of this Warrant in connection with any transfer, exchange or replacement, this Warrant shall be promptly canceled by Company. Company shall pay all taxes (other than securities transfer taxes) and all other expenses (other than legal expenses, if any, incurred by Holder or transferees) and charges payable in connection with the preparation, execution, and delivery of a new Warrant issued to Holder or transferees, as applicable.

4.4           Register. Company shall maintain, at its principal executive offices (or such other office or agency of Company as it may designated by notice to Holder), a register for this Warrant, in which Company shall record the name and address of the Person in whose name this Warrant has been issued, as well as the name and address of each transferee and each prior owner of this Warrant.

5.             MISCELLANEOUS.

5.1           Term. This Warrant is exercisable or convertible in whole or in part at any time and from time to time before or on the Expiration Date on no less than sixty-one (61) days’ prior written notice to the Company (unless the Company otherwise agrees to a shorter notice period).

5.2           Notices. All demands, notices, approvals, consents, requests, and other communications hereunder shall be in writing and shall be deemed to have been given when the writing is delivered, if given or delivered by hand, overnight delivery service or facsimile transmitter (with confirmed receipt), or five (5) days after being mailed, if mailed, by first class, registered or certified mail, postage prepaid, to the address or telecopy number set forth below. If any time period for giving notice or taking action hereunder expires on a day that is not a Trading Day, the time period shall automatically be extended to the Trading Day immediately following such day. Such notices, demands, requests, consents and other communications shall be sent to the following Persons at the following addresses:

if to Company:

Apollo Medical Holdings, Inc.

700 N. Brand Blvd., Suite 1400

Glendale, California 91203

Attention: Warren Hosseinion, M.D., Chief Executive Officer

Telephone: (818) 396-8050

Fax: (818) 844-3888

if to Holder:

Scott Enderby, D.O.

395 Yerba Buena Avenue

San Francisco, CA 94127

Telephone: (415) 577-6262

Fax: (415) 520-5153

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Company or Holder may, by notice given hereunder, designate any further or different addresses or telecopy numbers to which subsequent demands, notices, approvals, consents, requests or other communications shall be sent or persons to whose attention the same shall be directed.

5.3           Waivers. The rights and remedies provided for herein are cumulative and not exclusive of any right or remedy that may be available to Holder whether at law, in equity, or otherwise. No delay, forbearance, or neglect by Holder, whether in one or more instances, in the exercise of any right, power, privilege, or remedy hereunder or in the enforcement of any term or condition of this Warrant shall constitute or be construed as a waiver thereof. No waiver of any provision hereof, or consent required hereunder, or any consent or departure from this Warrant, shall be valid or binding unless expressly and affirmatively made in writing and duly executed by Holder. No waiver shall constitute or be construed as a continuing waiver or a waiver in respect of any subsequent breach, either of similar or different nature, unless expressly so stated in such writing.

5.4           Specific Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Warrant were not performed in accordance with their specific intent or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Warrant and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they may be entitled by law or equity.

5.5           Counterparts. This Warrant may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Warrant. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

5.6           Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of California, without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California. Holder agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Warrant (whether brought against Holder, the Company or their respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the County of Los Angeles. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the County of Los Angeles for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding.

5.7           Amendment. This Warrant may be amended, modified, or supplemented only pursuant to a written instrument making specific reference to this Warrant and signed by Company and Holder.

5.8           Severability. Whenever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant is held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not render invalid or unenforceable any other provision of this Warrant.

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5.9           Descriptive Headings; No Strict Construction. The descriptive headings of this Warrant are inserted for convenience only and do not constitute a substantive part of this Warrant. The parties to this Warrant have participated jointly in the negotiation and drafting of this Warrant. If an ambiguity or question of intent or interpretation arises, this Warrant shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Warrant. The parties agree that prior drafts of this Warrant shall be deemed not to provide any evidence as to the meaning of any provision hereof or the intention of the parties hereto with respect to this Warrant.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Common Stock Purchase Warrant by their duly authorized representatives as of the date first above written.

COMPANY:

APOLLO MEDICAL HOLDINGS, INC.

By:

Name:	Warren Hosseinion

Title:	Chief Executive Officer

HOLDER:

SCOTT ENDERBY

Name:	Scott Enderby

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APPENDIX 1

FORM OF NOTICE OF EXERCISE

TO: APOLLO MEDICAL HOLDINGS, INC.

1.           The undersigned hereby elects to purchase ________ Shares of the Common Stock of Apollo Medical Holdings, Inc. pursuant to the terms of the attached Common Stock Purchase Warrant (the “Warrant”) issued to the undersigned (or the undersigned’s predecessor or assignor), and shall tender payment of the exercise price in full in accordance with the terms of the Warrant.

2.           Payment shall take the form of (check applicable box):

☐	in lawful money of the United States; or

☐	the cancellation of such number of Shares as is necessary, in accordance with the formula set forth in Section 1.2 of the Warrant, to exercise the Warrant with respect to the maximum number of Shares purchasable pursuant to the cashless exercise procedure set forth in Section 1.2 of the Warrant.

3.           Please issue a certificate or certificates (or, if applicable, Book-Entry Shares) representing said Shares in the name of the undersigned or in such other name as is specified below:

The Shares shall be delivered by physical delivery of a certificate (or, if applicable, Book-Entry Shares) to:

[SIGNATURE OF HOLDER]

Name of Holder:

Signature of Authorized Signatory of Holder:

Name of Authorized Signatory:

Title of Authorized Signatory:

Date:

Date of exercise under Section 1.1 of the Warrant or date of exercise of conversion right under Section 1.2 of the Warrant is the date this Notice is deemed effectively given under Section 5.2 of this Warrant.

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APPENDIX 2

ASSIGNMENT FORM

(To Assign the foregoing Warrant, execute this form and supply required information.

Do not use this form to exercise the Warrant.)

FOR VALUE RECEIVED,

(check first box OR fill in number of Shares in second box)

[___] all of the Warrant

OR

[__________] shares of the foregoing Warrant

and all rights evidenced thereby are hereby assigned to:

_________________________________________ whose address is _____________________ _____________________________________________________________________________.

Dated: ____________________, _________

Holder’s Signature:

Holder’s Address:

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Exhibit B

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective November 4th, 2016, by and between Bay Area Hospitalist Associates, Inc., a California professional corporation (the “Employer” or “BAHA”), and Scott Enderby, M.D. (the “Employee”). Together, the Employer and Employee are individually sometimes referred to herein as a “Party” and collectively as the “Parties”. The Employer, together with any one or more of its Affiliates (as defined in Section 6), is sometimes referred to collectively herein as the “Company”.

In consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.             Employment. The term of this Agreement shall commence on November 4, 2016 (the “Commencement Date”) and continue thereafter for a period of two years. The term of this Agreement shall automatically extended for subsequent one year terms renewing on each respective anniversary of the Commencement Date (the date of each such renewal shall be the “Renewal Date”), unless, not less than 60 days prior to each such Renewal Date, either Party shall have given written notice to the other that the Agreement will not be renewed. Each term of this Agreement, beginning with the Commencement Date or any subsequent Renewal Date, shall be subject to termination as provided in Section 4 and may be referred to herein as the “Term.”

2.             Position and Duties. During the Term, the Employee shall serve as the Chief Executive Officer of BAHA, with the duties and responsibilities commensurate with such office and required by the Company. The Employee will also undertake such corporate administration duties, including human resources for the Company, as may be reasonably requested of him. The Employee shall devote all of his working time and efforts as may be necessary to the business and affairs of the Company and shall not engage in any other employment or consultancy, full-time or part-time, for any other person during the Term, as well as complying fully with the provisions of Section 6(h) of this Agreement. The Employee understands, acknowledges and agrees that the nature of his duties may require him to travel on Company business, and such travel may include overnight and multiple-day travel. The Employee shall report to Apollo Medical Holdings, Inc’s Chief Executive Officer and, upon request, the Apollo Medical Holdings, Inc’s Board of Directors or any committee thereof, including without limitation its Audit Committee. Additionally, in the exercise of his duties and responsibilities pursuant to this Agreement, the Employee shall at all times follow all guidelines and policies of the Company, including without limitation all of its corporate governance guidelines, codes of ethics, codes of business conduct, related party transaction policy and insider trading policy, as from time to time in effect (collectively, “Corporate Governance Policies”). The violation of any Corporate Governance Policies by the Employee shall be considered a basis for termination for Cause (as defined in Section 4(c) of this Agreement).

3.             Compensation and Related Matters.

(a)          Base Salary. The Employer shall pay the Employee for all services rendered a base salary of $400,000 per year, (the “Base Salary”), payable in accordance with the Employer’s payroll procedures, subject to customary withholdings and employment taxes. The Base Salary may be re-evaluated annually at the sole discretion of the Employer and may be increased at the sole discretion of the Employer.

(b)          Incentive Compensation. The Employee shall be entitled to participate in any Company incentive compensation plans as are now available or may become available to other similarly positioned employees of the Employer and/or receive a cash bonus that may be decided by the Compensation Committee of the Company’s Board of Directors (or, in the absence of a Compensation Committee, the Board of Directors itself), in its sole and absolute discretion. The Employee’s entitlement to a bonus under any such plan shall governed by the terms of any such plan and/or the terms of any determination made as provided in the previous sentence and no right to any such compensation is created by this Agreement.

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(c)          Equity Awards. The Employee shall be eligible to participate in any Company equity incentive plan available to similarly positioned executives (an “Incentive Plan”). From time to time, the Compensation Committee of the Company’s Board of Directors (or, in the absence of a Compensation Committee, the Board of Directors itself) may, in its sole and absolute discretion, grant stock options or award other equity compensation to the Employee pursuant to the Stock Plan. The Employee’s entitlement to any grant or award under any such plan shall governed by the terms of any Incentive Plan and no right to any such grant or award is created by this Agreement.

(d)          Paid Time Off. During the term, the Employee shall be entitled to twenty (20) days of paid time off (“PTO”) per calendar year which shall be accrued ratably during the calendar year, to be taken at such times and intervals as shall be mutually agreed to by the Employer and the Employee in their reasonable discretion. The Employee shall be entitled to accrue a maximum of twenty (20) days of PTO at any time. If the maximum PTO accrual is reached, no more PTO will accrue until Employee uses one or more accrued PTO days.

(e)          Expenses. The Employee shall be entitled to reimbursement of expenses incurred on behalf of the Employer, including travel and related per diem expenses, consistent with the Employer’s policies and, in all cases, subject to proper documentation maintained and submitted by the Employee. The Employer agrees to maintain an insurance policy providing reasonable and customary insurance coverage for errors and omissions of its directors and officers made in the course and scope of employment with Employer, in such amounts and on such terms as are generally available to the Company’s other directors and executive officers, at no cost to Employee.

(f)           Other Benefits. During the Term, the Employee shall be entitled to continue to participate in or receive benefits under any employee benefit plan or arrangement which is or may, in the future, be made available by the Employer to its employees generally, subject to and on a basis consistent with the terms, conditions and overall administration of such plan or arrangement.

(g)          Tax Withholding. The Employer shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement, to the extent it reasonably and in good faith believes it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Employer to make any payments to compensate the Employee for any adverse tax effect associated with any payments or benefits, or for any deduction or withholding from any payment or benefit.

4.             Termination. The Employee’s employment hereunder may be terminated under the following circumstances:

(a)          Death. The Employee’s employment hereunder shall terminate upon the Employee’s death.

(b)          Disability. The Employer may terminate the Employee’s employment if the Employee is disabled and, because of the disability, is unable to perform the essential functions of the Employee’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of at least three consecutive (3) months in any twelve-month period. This provision is not intended to reduce any rights the Employee may have pursuant to any law, including without limitation the California Family Rights Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act and the Americans with Disabilities Act.

(c)          Termination by the Employer for Cause. At any time during the Term, the Employer may terminate the Employee’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (i) conduct by the Employee constituting a material act of gross negligence, recklessness or willful misconduct in connection with the performance of the Employee’s duties, including, without limitation, misappropriation of funds or property of the Company other than the occasional, customary and de minimis use of the Employer’s property for personal purposes; (ii) the commission by the Employee of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct by the Employee that would reasonably be expected to result in material injury to the Company or its reputation if the Employee were retained in the Employee’s position; (iii) continued, willful and deliberate non-performance by the Employee of the Employee’s duties hereunder (other than by reason of the Employee’s physical or mental illness, incapacity or disability); (iv) a material breach by the Employee of this Agreement; (v) a violation by the Employee of the Employer’s employment policies; (vi) material failure to perform the duties of his position as set forth in Section 2 of this Agreement; or (vii) willful failure to cooperate with a bona fide internal inquiry or investigation, including without limitation any inquiry or investigation by the Company’s legal counsel, the Company’s Audit Committee or regulatory or law enforcement authorities, after being instructed by the Employer to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to any such inquiry or investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials in connection with any such inquiry or investigation; provided that, with respect to any termination for Cause pursuant to clauses 4(c)(i), (iii), (iv), (v), (vi), and (vii) above, the Company shall, prior to any termination of employment for Cause, first (a) provide Employee with written notice that sets forth, with reasonable specificity, the alleged grounds for “Cause” and (b) provide Employee with sixty (60) days opportunity to cure the alleged grounds for termination, to the fullest extent practicable.

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(d)          Termination Without Cause. At any time during the Term, the Employer may terminate the Employee’s employment hereunder without Cause. Any termination by the Employer of the Employee’s employment under this Agreement which does not constitute a termination for Cause under Section 4(c) and does not result from the death or disability of the Employee under Sections 4(a) or (b) shall be deemed a termination without Cause.

(e)          Termination by the Employee. At any time during the Term, the Employee may terminate his employment hereunder for any reason, including but not limited to Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Employee has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) a material diminution in the Employee’s responsibilities, authority, title, or duties, (ii) a material diminution in the Employee’s Base Salary below the amount as of the Commencement Date or as increased during the course of Employee’s employment with the Company; (iii) the relocation of Employee’s principal place of employment in San Francisco, California to a location which is more than fifty (50) miles away; or (iv) the material breach of this Agreement by the Employer. “Good Reason Process” shall mean (i) the Employee reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Employee notifies the Employer in writing of the occurrence of the Good Reason condition within 60 days following the occurrence of such condition; (iii) the Employee cooperates in good faith with the Employer’s efforts, for a period of 60 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Employee terminates his employment within 60 days following the end of the Cure Period. If the Employer cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred, the Employee may not terminate his employment for Good Reason and any termination by the Employee under such circumstances shall be deemed to be a termination by the Employee without Good Reason.

(f)           Notice of Termination. Except for termination as specified in Section 4(a), any termination of the Employee’s employment shall be communicated by written Notice of Termination by the Party initiating the termination to the other Party. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement upon which reliance is made by the terminating Party.

(g)          Date of Termination. “Date of Termination” shall mean the earliest to occur of the following: (i) if the Employee’s employment is terminated by the Employee’s death, the date of the Employee’s death; (ii) if the Employee’s employment is terminated by the Employee under Section 4(e) with Good Reason, the date on which Notice of Termination is given after the end of the Cure Period; (iii) if the Employee’s employment is terminated by the Employee under Section 4(e) without Good Reason, 30 days after the date of which a Notice of Termination is given; (iv) the first anniversary date of the Commencement Date that is not also a Renewal Date (except that November 4, 2017 shall not be a Date of Termination); or (v) in all other cases, the date on which Notice of Termination is given by one Party to the other Party. Notwithstanding the foregoing, in the event that the Employee gives a Notice of Termination to the Employer, the Employer may unilaterally accelerate the Date of Termination but such acceleration shall nevertheless be deemed a termination by the Employee on the accelerated date for purposes of this Agreement.

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5.             Compensation Upon Termination.

(a)          Termination or Nonrenewal Generally. If the Employee’s employment with the Employer is terminated for any reason during the Term, or if the Term is not renewed, the Employer shall pay or provide the Employee (or the Employee’s authorized representative or estate) any earned but unpaid Base Salary for services rendered through the Date of Termination, unpaid expense reimbursements pursuant to Section 3(e), and accrued but unused PTO (“Accrued Benefits”) within the time prescribed by California law. With respect to vested benefits the Employee may have under any employee benefit plan of the Employer, payment, if any, will be made to the Employee under the terms of the applicable plan.

(b)          Termination by the Employer Without Cause or by the Employee With Good Reason. If the Employee’s employment is terminated by the Employer without Cause as provided in Section 4(d), or the Employee terminates his employment for Good Reason as provided in Section 4(e), then the Employer shall, through the Date of Termination, pay the Employee his Accrued Benefits, and any of the Employee’s vested benefits under any employee benefit plan of the Employer shall be paid to the Employee under the terms of the applicable plan. If, but only if, the Employee signs a general release of claims in a form and manner satisfactory to the Employer, substantially in the form attached hereto as Exhibit A and incorporated herein by this reference (a “Release”) within 21 days following the receipt of the form of Release (extended to 45 days in the event of a group termination or exit incentive program) and does not revoke such Release during the seven (7) day revocation period provided for therein:

(i)          the Employer shall pay the Employee an amount equal to four weeks of Employee’s most recent Base Salary for every full year of Employee’s active employment by Employer, but such amount shall be no less than one month’s worth nor more than six months’ worth of the Employee’s most recent Base Salary (the “Severance Amount”). To the extent the that such Severance Amount exceeds the 409A Separation Pay Limit (as defined below), such amount shall be paid in a single lump sum on the regular payroll date of the Employer, pertaining to then current salaried employees of the Employer, (“payroll date”) next following the first anniversary date of the Employee’s Date of Termination or first permissible date afterward. The portion of the Severance Amount that does not exceed the 409A Separation Pay Limit shall be paid in substantially equal amounts on each payroll date in accordance with the Employer’s normal payroll practices over consecutive periods of three months for each year of Base Salary that is due as the Severance Amount, beginning on the first payroll date after the Date of Termination or expiration of the seven-day revocation period of the Release, if later, provided, however, that all such payments shall be concluded prior to the last day of the second (2d) taxable year of the Employee following the taxable year of the Employee in which the Employee has a separation from service as defined in Section 409A; and

(ii)         the Employer shall pay the Employee an amount equal to the Employer’s premium amounts paid for coverage of Employee at the time of the Employee’s termination of coverage under the Employer’s group medical, dental and vision programs for a period of twelve (12) months, to be paid directly to the Employee at the same times such payments would be paid on behalf of a current employee for such coverage; provided, however:

(A) No payments shall be made under this paragraph (ii) unless the Employee timely elects continued coverage under such plan(s) pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 as amended (“COBRA”);

(B) This paragraph (iii) shall not be read or construed as placing any restrictions upon amounts paid under this paragraph (ii) as to their use;

(C) Payments under this paragraph (iii) shall cease as of the earliest to occur of the following:

(1) the Employee is no longer eligible for and continuing to receive the COBRA coverage elected in subparagraph (A);

(2) the time period set forth in the first sentence of this paragraph (iii),

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(3) the date on which the Employee first becomes eligible to enroll in a group health plan in which eligibility is based on employment with an employer, and

(4) if the Employer in good faith determines that payments under this paragraph (iii) would result in a discriminatory health plan pursuant to the Patient Protection and Affordable Care Act of 2010, as amended.

(iii)        Each individual payment of Severance Amount under Section 5(b)(ii), and each payment under Section 5(b)(iii), of this Agreement, shall be deemed to be a separate “payment” for purposes and within the meaning of Treasury Regulation Section 1.409A-2(b)(2)(iii).

(iv)        Each individual payment of the Severance Amount under Section 5(b)(ii), and each payment under Section 5(b)(iii), of this Agreement, which are considered “non-qualified deferred compensation” (“NQDC”) under Section 409A shall be made on the date(s) provided herein and no request to accelerate or defer any such payment under this Agreement shall be considered or approved for any reason whatsoever, except as permitted under Section 409A and as the Employer allows in its sole discretion. The Employer may in its sole discretion accelerate or defer (but not beyond the time limit set forth below) any severance payments which do not constitute NQDC in order to allow for the payment of taxes due, but not beyond the time limit specified for such payment such that the payment would be treated as NQDC. Subject to the requirements of Section 409A, if any payment of severance payment under Section 5(b)(ii), or reimbursement under Section 5(b)(iii), of this Agreement, is determined in good faith by the Employer to constitute NQDC payable to a “specified employee” as defined under Section 409A, then the Employer shall make any such payment not earlier than the earlier of: (x) the date which is six (6) months following the Employee’s separation from service with the Employer, or (y) the date of Employee’s death.

(v)         for purposes of this Section 5, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder.

(vi)        for purposes of this Section 5, “409A Separation Pay Limit” means two times the lesser of (x) the Employee’s Base Salary plus bonus earned from services provided to the Employer during the calendar year preceding the year of the termination of employment; and (y) the adjusted compensation limit under Code section 401(a)(17) in effect for the year of the termination.

Notwithstanding the foregoing, if the Employee breaches this Agreement, including, without limitation, Section 2 and/or Section 6 of this Agreement, all payments of the Severance Amount and the Employer’s payment for medical, dental, and vision insurance continuation shall immediately cease.

6.             Confidential Information, Nonsolicitation and Cooperation.

(a)           Definitions.

(i)          As used in this Agreement, “Affiliate” means, as to any Person, (i) any other Person which directly, or indirectly through one or more intermediaries, controls such Person or is consolidated with such Person in accordance with GAAP, (ii) any other Person which directly, or indirectly through one or more intermediaries, is controlled by or is under common control with such Person, or (iii) any other Person of which such Person owns, directly or indirectly, ten percent (10%) or more of the common stock or equivalent equity interests. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or otherwise.

(ii)         As used in this Agreement, “Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization.

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(b)          Confidential Information. As used in this Agreement, “Confidential Information” means information belonging to the Employer or its Affiliates which is of value to the Employer or any of its Affiliates in the course of conducting its business (whether having existed, now existing, or to be developed or created during Employee’s employment by Employer) and the disclosure of which could result in a competitive or other disadvantage to the Employer or its Affiliates. Confidential Information includes, without limitation, contract terms and rates; negotiating and contracting strategies; facility participation status; financial information, reports, and forecasts; inventions, improvements and other intellectual property; product plans or proposed product plans; trade secrets; know how; designs, processes or formulae; software; market or sales information, plans or strategies; employee, customer, patient, provider and supplier information; information from patient medical records; financial data; insurance reimbursement methodologies, strategies, and practices; product and service pricing methodologies, strategies and practices; contracts with physicians, providers, provider networks, payors, physician databases and contracts with hospitals; regulatory and clinical manuals; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) that have been discussed or considered by the Employer or its Affiliates, including without limitation the management of the Employer or its Affiliates. Confidential Information includes information developed by the Employee in the course of the Employee’s employment by the Employer, as well as other information to which the Employee may have access in connection with the Employee’s employment. Confidential Information also includes the confidential information of others with which the Employer or its Affiliates has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Employee’s duties under Section 6(b), unless otherwise due to Employee’s breach of the obligations in this Agreement, or unless due to violation of another person’s obligations to the Employer or its Affiliates that Employee should have taken reasonable measures to prevent but that Employee did not take..

(c)          Confidentiality. The Employee understands and agrees that the Employee’s employment creates a relationship of confidence and trust between the Employer and the Employee with respect to all Confidential Information. At all times, both during the Employee’s employment with the Employer and after the Employee’s termination from employment for any reason, the Employee shall keep in confidence and trust all such Confidential Information, and shall not use, disclose, or transfer any such Confidential Information without the written consent of the Employer, except as may be necessary within the scope of Employee’s duties with Employer and in the ordinary course of performing the Employee’s duties to the Employer. Employee understands and agrees not to sell, license or otherwise exploit any products or services which embody or otherwise exploit in whole or in part any Confidential Information or materials. Employee acknowledges and agrees that the sale, misappropriation, or unauthorized use or disclosure in writing, orally or by electronic means, at any time of Confidential Information obtained by Employee during or in connection with the course of Employee’s employment constitutes unfair competition. Employee agrees and promise not to engage in unfair competition with Employer or its Affiliates, either during employment or at any time thereafter.

(d)          Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, that are furnished to the Employee by the Employer or its Affiliates or are produced by the Employee in connection with the Employee’s employment will be and remain the sole property of the Employer and its Affiliates. The Employee shall return to the Employer all such materials and property as and when requested by the Employer. In any event, the Employee shall return all such materials and property immediately upon termination of the Employee’s employment for any reason. The Employee shall not retain any such material or property or any copies thereof after such termination. It is specifically agreed that any documents, card files, notebooks, programs, or similar items containing customer or patient information are the property of the Employer and its Affiliates regardless of by whom they were compiled.

(e)          Disclosure Prevention. The Employee will take all reasonable precautions to prevent the inadvertent or accidental exposure of Confidential Information.

(f)           Removal of Material. The Employee will not remove any Confidential Information from the Employer’s or its Affiliate’s premises except for use in the Employer’s business, and only consistent with the Employee’s duties with the Employer.

(g)          Copying. The Employee agrees that copying or transfer of Confidential Information (by any means) shall be done only as needed in furtherance of and for use in the Employer’s and its Affiliate’s business, and consistent with the Employee’s duties with the Employer. The Employee further agrees that copies of Confidential Information shall be treated with the same degree of confidentiality as the original information and shall be subject to all restrictions herein.

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(h)          No “Moonlighting”. During the Employee’s employment with the Employer, the Employee agrees not to accept or continue in any job, consulting work, directorship, or employment that may conflict with Employee’s duties and responsibilities to Employer, including the duty of loyalty, without the written approval of senior management of the Employer.

(i)           Computer Security. During the Employee’s employment with the Employer, the Employee agrees only to use the Employer’s and its Affiliate’s computer resources (both on and off the Employer’s premises) for which the Employee has been authorized and granted access. The Employee agrees to comply with the Employer’s policies and procedures concerning computer security.

(j)           E-Mail. The Employee acknowledges that the Employer retains the right to review any and all electronic mail communications made with employer provided email accounts, hardware, software, or networks, with or without notice, at any time.

(k)          Assignment. The Employee acknowledges that any and all inventions, discoveries, designs, developments, methods, modifications, improvements, trade secrets, processes, software, formulae, data, “know-how,” databases, algorithms, techniques and works of authorship whether or not patentable or protectable by copyright or trade secret, made or conceived, first reduced to practice, or learned by the Employee, either alone or jointly with others, during the Term that (i) relate to or are useful in the business of the Employer or its Affiliates, or (ii) are conceived, made or worked on at the expense of or during the Employee’s work time for the Employer, or using any resources or materials of the Employer or its Affiliates, or (iii) arise out of tasks assigned to the Employee by the Employer (together “Proprietary Inventions”) will be the sole property of the Employer or its Affiliates. The Employee acknowledges that all work performed by the Employee is on a “work for hire” basis and the Employee hereby assigns or agrees to assign to the Employer the Employee’s entire right, title and interest in and to any and all Proprietary Inventions and related intellectual property rights. The Employee agrees to assist the Employer to obtain, maintain and enforce intellectual property rights for Proprietary Inventions in any and all countries during the Term, and thereafter for as long as such intellectual property rights exist.

NOTICE TO CALIFORNIA EMPLOYEES

Pursuant to California Labor Code § 2872, an agreement requiring the employee to assign or offer to assign any of his or her rights in any invention to his or her employer does not apply to an invention which qualifies fully under the provisions of California Labor Code § 2870, which provides as follows:

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of the State of California and is unenforceable.

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(l)          Nonsolicitation. Employee agrees and covenants that, at any time during the Employee’s employment with the Employer and for a period of twelve (12) months immediately following the termination of the Employee’s relationship with the Employer for any reason, whether with or without cause, the Employee shall not, either on the Employee’s own behalf or on behalf of any other person: (i) solicit the services of or entice away, directly or indirectly, any person employed or engaged by or otherwise providing services to the Employer or its Affiliates (this provision does not prohibit the Employee’s post-termination acceptance of unsolicited applications for employment); or (ii) take any illegal action or engage in any unfair business practice, including without limitation any misappropriation of confidential, proprietary, or trade secret information of the Employer or its Affiliates, as a result of which relations between the Employer or its Affiliates, and any of their customers, clients, suppliers, distributors or others, may be impaired or which might otherwise be detrimental to the business interests or reputation of the Employer or its Affiliates.

(m)          Third-Party Agreements and Rights. The Employee hereby confirms that the Employee is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Employee’s use or disclosure of information or the Employee’s engagement in any business except as Employee has previously provided written notice to Employer and has attached to this Agreement. The Employee represents to the Employer that the Employee’s execution of this Agreement, the Employee’s employment with the Employer and the performance of the Employee’s proposed duties for the Employer will not violate any obligations the Employee may have to any previous employer or other party. In the Employee’s work for the Employer, the Employee will not disclose or use any information in violation of any agreements with or rights of any such previous employer or other party, and the Employee will not bring to (by any means) the premises of the Employer any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(n)          Litigation and Regulatory Cooperation. During and after the Employee’s employment, the Employee shall cooperate fully with the Employer in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Employer that relate to events or occurrences that transpired while the Employee was employed by the Employer. The Employee’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Employer at mutually convenient times. During and after the Employee’s employment, the Employee also shall cooperate fully with the Employer in connection with any investigation or review of any federal, state, or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Employee was employed by the Employer. The Employer shall reimburse the Employee for any reasonable out of pocket expenses incurred in connection with the Employee’s performance of obligations pursuant to this Section. “Full cooperation” shall not be construed to in any way require any violation of law or any testimony that is false or misleading.

(o)          Enforcement; Injunction. The Employee acknowledges and agrees that the restrictions contained in this Agreement are reasonable and necessary to protect the business and interests of the Employer and its Affiliates, do not create any undue hardship for the Employee, and that any violation of the restrictions in this Agreement would cause the Employer and its Affiliates substantial irreparable injury. Accordingly, the Employee agrees that a remedy at law for any breach or threatened breach of the covenants or other obligations in Section 6 this Agreement would be inadequate and that the Employer, in addition to any other remedies available, shall be entitled to obtain preliminary and permanent injunctive relief to secure specific performance of such covenants and to prevent a breach or contemplated or threatened breach of this Agreement without the necessity of proving actual damage and without the necessity of posting bond or security, which the Employee expressly waives. Moreover, the Employee will provide the Employer a full accounting of all proceeds and profits received by the Employee as a result of or in connection with a breach of Section 6 this Agreement. The Employee hereby agrees to indemnify and hold harmless the Employer and its Affiliates from and against any damages incurred by the Employer or its Affiliates as assessed by a court of competent jurisdiction as a result of any breach of Section 6 of this Agreement by the Employee. The prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs if it prevails in any action to enforce Section 6 of this Agreement. It is the express intention of the parties that the obligations of Section 6 the Agreement shall survive the termination of the Employee’s employment. The Employee agrees that each obligation specified in Section 6 of this Agreement is a separate and independent covenant that shall survive any termination of this Agreement and that the unenforceability of any of them shall not preclude the enforcement of any other covenants in Section 6 of this Agreement. No change in the Employee’s duties or compensation shall be construed to affect, alter or otherwise release the Employee from the covenants herein.

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7.            Successors. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and permitted assigns, including any corporation or entity with which or into which the Employer may be merged or which may succeed to its assets or business, provided, however, that Employee’s obligations are personal and shall not be assigned by the Employee. The Employee consents to any assignment by the Employer of this Agreement. In the event of the Employee’s death after the Date of Termination but prior to the completion by the Employer of all payments due to the Employee under this Agreement, the Employer shall continue such payments to the Employee’s beneficiary designated in writing to the Employer prior to the Employee’s death (or to the Employee’s estate, if the Employee fails to make such designation).

8.            Enforceability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

9.            Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

10.          Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to the Employee at the last address for which the Employee has provided written notice to the Employer, or to the Employer at its main office, attention of Human Resources.

11.          Publications. Employee agrees not to submit any writing for publication or deliver any speech that contains any information relating to the business of the Employer, unless the Employee receives advance written clearance from an authorized representative of the Employer.

12.          Publicity. The Employee hereby grants to the Employer the right to use the Employee’s name and likeness, without additional consideration, on, in and in connection with technical, marketing and/or disclosure materials published by or for the Employer for the duration of Employee’s employment with Employer and for a reasonable period of time following the Date of Termination.

13.          Conflicting Obligations and Rights. The Employee agrees to inform the Employer of any apparent conflicts between the Employee’s work for the Employer and (a) any obligations the Employee may have to preserve the confidentiality of another’s proprietary information or materials or (b) any rights the Employee claims to any inventions or ideas before using the same on the Employer’s behalf. Otherwise, the Employer may conclude that no such conflict exists and the Employee agrees thereafter to make no such claim against the Employer. The Employer shall receive such disclosures in confidence and consistent with the objectives of avoiding any conflict of obligations and rights or the appearance of any conflict of interest.

14.          Notification of New Employer. In the event that the Employee leaves the employ of the Employer, voluntarily or involuntarily, the Employee agrees to inform any subsequent employer of the Employee’s obligations under Section 6 of this Agreement. The Employee further hereby authorizes the Employer to notify the Employee’s new employer about the Employee’s obligations under Section 6 of this Agreement.

15.          Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes in all respects all prior agreements as well as all express or implied negotiations and agreements, between the parties concerning such subject matter.

16.          Amendment. This Agreement may be amended or modified only by a written instrument signed by the Employee and by a duly authorized representative of the Employer.

17.          Governing Law. This is a California contract and shall be construed under and be governed in all respects by the laws of the State of California, without giving effect to the conflict of laws principles of such State.

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18.          Obligations of Successors. The Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Employer to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform if no such succession had taken place.

19.          Consent to Jurisdiction; Forum Selection. At all times the Employee and Employer: (a) irrevocably submit to the exclusive jurisdiction of the Los Angeles Superior Court and United States District Court for the Central District of California, whichever may have competent subject matter jurisdiction, in any action or proceeding arising out of or relating to this Agreement, and irrevocably agree that all claims in respect of any such action or proceeding may be heard and determined in such court; (b) to the extent permitted by law, irrevocably consent to the service of any and all process in any such action or proceeding by the mailing of copies of such process to such party at the address set forth in this Agreement (or otherwise on record with the Employer); (c) to the extent permitted by law, irrevocably confirm that service of process out of such courts in such manner shall be deemed due service upon such party for the purposes of such action or proceeding; (d) to the extent permitted by law, irrevocably waives (i) any objection the Employee or Employer may have to the laying of venue of any such action or proceeding in any of such courts, or (ii) any claim that the Employee or Employer may have that any such action or proceeding has been brought in an inconvenient forum; and (e) to the extent permitted by law, irrevocably agrees that a final non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section shall affect the right of any party hereto to serve legal process in any manner permitted by law.

20.          Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

EMPLOYER:

BAY AREA HOSPITALIST ASSOCIATES, A CALIFORNIA PROFESSIONAL CORPORATION

By:

Name:	Warren Hosseinion

Its:	Chief Executive Officer

EMPLOYEE:

Name: Scott Enderby

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EXHIBIT A

Release of Claims

I, Scott Enderby, in consideration of and subject to the performance by Bay Area Hospitalist Associates, A Medical Corporation (the “Company”) of its obligations under the Employment Agreement dated as of November 4, 2016 (as the same may be amended from time to time, the “Agreement”), do hereby release and forever discharge as of the date of my execution of this release (the “Release”) the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively, the “Released Parties”) to the extent provided below.

1.	I understand that any payments or benefits paid or granted to me under Section 5(b) of the Agreement represent, in part, consideration for signing this Release and are not salary, wages or benefits to which I was already entitled. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

2.	Releases.

(a)           I knowingly and voluntarily (on behalf of myself, my spouse, my heirs, executors, administrators, agents and assigns, past and present) fully and forever release and discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross claims, counterclaims, demands, debts, liens, contracts, covenants, suits, rights, obligations, expenses, judgments, compensatory damages, liquid damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, orders and liabilities of whatever kind of nature, in law and in equity, in contract of in tort, both past and present (through the date this General Release becomes effective and enforceable) and whether known or unknown, vested or contingent, suspected, or claimed, against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or relate to my employment with, or my separation or termination from, the Company up to the date of my execution of this Release (including, but not limited to, any allegation, claim of violation arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act), the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local state or federal law, regulation or ordinance; or under any public policy, contract of tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of the Agreement, infliction of emotional distress or defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (collectively, the “Claims”).

(b)          SECTION 1542 WAIVER. Employee agrees that all rights he may have under Section 1542 of the California Civil Code are hereby waived. Section 1542 provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

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Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release, Employee agrees that this Agreement is intended to include all claims, if any, that Employee may have against the Company, and that this Agreement extinguishes those claims.

3.	I represent that I have made no assignment of transfer of any right, claim, demand, cause of action, or other matter covered by Section 2 above.

4.	In signing this Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the claims, demands and causes of action herein above mentioned or implied. I expressly consent that this Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims up to the date of my execution of this Release, if any, as well as those relating to any other claims hereinabove mentioned. I acknowledge and agree that this waiver is an essential and material term of this Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a claim seeking damages against the Company, this Release shall serve as a complete defense to such claims as to my rights and entitlements. I further agree that I am not aware of any pending charge or complaint of the type described in Section 2 as of the date of my execution of this Release.

5.	I agree that neither this Release, nor the furnishing of the consideration for this Release, shall be deemed or constructed at any time to be an admission or acknowledgement by the Company, any Released Party or myself of any improper or unlawful conduct.

6.	I agree and acknowledge that the provisions, conditions, and negotiations of this Release are confidential and agree not to disclose any information regarding the terms, conditions and negotiations of this Release, nor transfer any copy of this Release to any person or entity, other than my immediate family and any tax, legal or other counsel or advisor I have consulted regarding the meaning or effect hereof or as required by applicable law, and I will instruct each of the foregoing not to disclose the same to anyone.

7.	Notwithstanding anything in the Release to the contrary, nothing in this Release shall be deemed to affect, impair, relinquish, diminish, or in any way affect any rights or claims in any respect to (i) any vested rights or other entitlements that I may have as of the date of my execution of this Release under the Company’s 401(k) plan; (ii) any other vested rights or other entitlements that I may have as of the date of my execution of this Release under any employee benefit plan or program, in which I participated in my capacity as an employee of the Company; (iii) my rights under the Agreement; or (iv) my rights under the Release.

8.	I understand that I continue to be bound by Section 6 of the Agreement.

9.	Whenever possible, each provision of this Release shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provisions of this Release are held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

10.	This Release shall be governed by and construed in accordance with the laws of the State of California, without giving effect to the conflict of laws principles of the State of California.

BY SIGNING THIS RELEASE, I REPRESENT AND AGREE THAT:

(i)	I HAVE READ IT CAREFULLY;

(ii)	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED;

(iii)	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

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(iv)	THE COMPANY IS HEREBY ADVISING ME TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT, I HAVE HAD THE OPPORTUNITY TO SO CONSULT, AND HAVE AVAILED MYSELF OF SUCH ADVICE TO THE EXTENT I HAVE DEEMED NECESSARY TO MAKE A VOLUNTARY AND INFORMED CHOICE TO EXECUTE THIE RELEASE;

(v)	I HAVE HAD AT LEAST TWENTY ONE (21) DAYS [45 DAYS IN CONNECTION WITH A GROUP TERMINATION OR EXIT INCENTIVE PLAN] FOLLOWING THE DATE OF TERMINATION OF MY EMPLOYMENT TO CONSIDER THIS RELEASE;

(vi)	CHANGES TO THIS RELEASE, WHETHER MATERIAL OR IMMATERIAL, DO NOT RESTART THE RUNNING OF THE 21-DAY [OR 45 DAY] CONSIDERATION PERIOD;

(vii)	I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT, SUCH REVOCATION TO BE RECEIVED IN WRITING BY THE COMPANY BY THE END OF THE SEVENTH DAY AFTER THE DATE HEREOF, AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(viii)	I HAVE SIGNED THIS RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(ix)	I AGREE THAT THE PROVISIONS OF THIS RELEASE MAY NOT BE AMENDED, WAIVED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

DATED AS OF ____________, 20__

Scott Enderby

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Exhibit C

NON-COMPETITION AGREEMENT

This NON-COMPETITION AGREEMENT (this “Agreement”) is made as of November 4, 2016 (the “Effective Date”) by and between Bay Area Hospitalist Associates, A Medical Corporation, a California professional corporation (“BAHA”) and Scott Enderby, D.O. (“Physician”).

WITNESSETH:

WHEREAS, Physician is the sole shareholder of BAHA; and

WHEREAS, BAHA Acquisition, A Medical Corporation, a California professional corporation (the “Purchaser”) is purchasing all of the shares of BAHA from the Seller, and the Seller is selling all of his shares of BAHA to the Purchaser pursuant to and in accordance with that certain Stock Purchase Agreement (the “Stock Purchase Agreement”) dated as of even date herewith, by and among the Purchaser, BAHA and the Seller, and the terms of which are incorporated herein by this reference; and

WHEREAS, BAHA intends to employ Physician after the Closing pursuant to the Employment Agreement dated as of even date herewith; and

WHEREAS, Physician's covenant not to compete with BAHA, pursuant to the terms and conditions of this Agreement, is an essential part of the transactions described in the Stock Purchase Agreement, but for which covenant the Purchaser would be unwilling to proceed with the transactions provided for therein; and

WHEREAS, all capitalized terms used herein and not otherwise expressly defined shall have the same meanings set forth in the Stock Purchase Agreement;

NOW, THEREFORE, in consideration of the foregoing promises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1. Physician's Covenants.

1.1    As a material inducement to the Purchaser to enter into the Stock Purchase Agreement, and during the term of this Agreement in the Service Area described in Section 4 below, Physician covenants and agrees that Physician will not, directly or indirectly (whether as a sole proprietor, partner, equity holder, director, officer, employee, independent contractor or in any other capacity as principal or agent), without Written Permission of BAHA (as defined in Section 1.2):

a.           practice medicine or engage, participate, aid, assist, or hold any interest in any business which engages, participates, aids, or assists, in the provision of any medical service which is, or as of Physician's engagement or participation, would become, competitive with any aspect of BAHA's medical services;

b.           hire or induce any party to recruit or hire any person who is an employee or independent contractor of BAHA;

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c.           whether for itself or himself or any other person or entity, call upon, solicit, divert or take away, or attempt to solicit, call upon, divert or take away any customers, business or clients of BAHA (including, without limitation, any third party payors);

d.           solicit, or induce any party to solicit, any contractors of BAHA, to enter into the same or a similar type of contract with any other party; or

e.           commit any other act or assist others to commit any other act which impairs the business of BAHA.

1.2   For purposes of this Agreement, "Written Permission" shall constitute the following: (i) Physician shall provide fifteen (15) business days' prior written notice to BAHA (the “Notice”) in accordance with Section 6.6 below that describes the prohibited activity in which Physician seeks to engage and the entities and individuals who are or may be involved in such prohibited competitive activities; (ii) within fifteen (15) business days following receipt of the Notice, Physician and BAHA (or its designee) shall discuss the circumstances surrounding the Notice, and Physician and BAHA may mutually agree upon and document in writing the terms upon which Physician may engage in activities otherwise prohibited by this Agreement. Notwithstanding anything herein to the contrary, BAHA is under no obligation to grant permission to Physician's request pursuant to the Notice, which BAHA may deny in its sole and absolute discretion.

1.3   These covenants and agreement on the part of Physician shall be construed as an agreement independent of any other provision in this Agreement; and the existence of any claim or cause of action of Physician against BAHA, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by BAHA of these covenants and agreements, which are absolute.

1.4   It is agreed by the parties hereto that if any portion of the covenants and agreements specified above are held to be unreasonable, arbitrary or against public policy, the covenants and agreements herein shall be considered divisible both as to time and geographic area; and each month of the specified period shall be deemed a separate period of time, and each mile shall be deemed a separate geographic area so that the lesser period of time or geographic area shall remain effective as long as the time or geographic area are not unreasonable, arbitrary or against public policy. The parties hereto agree that, in the event any court determines the specified time period or the specified geographic area to be unreasonable, arbitrary or against public policy, a lesser time period or geographic area which is determined to be reasonable, non-arbitrary and not against public policy may be enforced against Physician, where such provisions shall be deemed reformed to the maximum time or geographic area or other limitations permitted by applicable law, as determined by such court in such action.

2. Confidentiality.

2.1   Physician recognizes the proprietary interest of BAHA in any and all of BAHA's Confidential and Proprietary Information (as hereinafter defined). Physician acknowledges and agrees that any and all Confidential and Proprietary Information of BAHA (“BAHA's Confidential and Proprietary Information”) communicated to, learned of, or otherwise acquired by, Physician in the course of Physician's ownership of BAHA shall be the property solely of BAHA and not of Physician. Physician further acknowledges and understands that Physician's use or disclosure of BAHA's Confidential and Proprietary Information will result in irreparable injury and damage to BAHA. As used herein, "Confidential and Proprietary Information" means all trade secrets and other information derived from reports, work in progress, codes, marketing and sales programs, financial projections, costs summaries, pricing formula, contract analysis, financial information, projections, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information of such party whether prepared for, by or on behalf of such party or its employees, officers, directors, agents, representatives, or consultants. In addition, Physician shall keep all of BAHA's Confidential and Proprietary Information confidential for the benefit of BAHA.

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2.2   Physician acknowledges and agrees that BAHA is entitled to prevent the disclosure or improper use of any of BAHA's Confidential and Proprietary Information. Physician agrees at all times to hold in strictest confidence and not to disclose to any person, firm or corporation and not to use BAHA's Confidential and Proprietary Information, except in the pursuit of the business of BAHA, without the prior written consent of BAHA; unless (i) such information becomes known or available to the public generally through no wrongful act of Physician or (ii) disclosure is required by law or the rule, regulation or order of any governmental authority under color of law; provided, that prior to disclosing any of BAHA's Confidential and Proprietary Information pursuant to this clause (ii), Physician shall, if possible, give prior written notice thereof to BAHA and provide BAHA with the opportunity to contest such disclosure. Physician shall take all necessary and proper precautions against disclosure of any of BAHA's Confidential and Proprietary Information to unauthorized persons. In the event Physician is no longer employed by BAHA, Physician shall cease all use of any of BAHA's Confidential and Proprietary Information immediately upon the termination of such employment relationship and shall execute such documents as may be reasonably necessary to evidence abandonment of any claim to BAHA's Confidential and Proprietary Information.

2.3   Upon the execution of this Agreement, and at any time thereafter upon the request of BAHA, Physician shall promptly deliver or cause to be delivered to BAHA all documents, data and other information in his possession that contains or is directly related to any of BAHA's Confidential and Proprietary Information regarding BAHA. Physician shall not take or retain any documents or other information, or any reproduction or excerpt thereof, containing any of BAHA's Confidential and Proprietary Information.

3.      Physician's Representation. Physician specifically acknowledges, represents and warrants that (i) Physician's covenants and agreements set forth in this Agreement are being purchased in connection with the Stock Purchase Agreement; (ii) such covenants and agreements are reasonable and necessary to protect the legitimate interests of the Purchaser and BAHA, and their affiliates; and (iii) the Purchaser would not have entered into the Stock Purchase Agreement in the absence of such restrictions on Physician. Physician acknowledges that this Agreement is subject to all the representations, warranties, covenants and agreements of Physician contained in the Stock Purchase Agreement.

4.       Service Area. The Service Area to which Physician's covenants in Section 1 applies is defined as a radius of fifty (50) miles from BAHA's main office located at 450 Stanyan Street, 6th Floor, San Francisco, California 94117.

5.      Term. The term of this Agreement commences as of the Effective Date and terminates on the third anniversary of the Effective Date.

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6.       Miscellaneous.

6.1           Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs (as applicable), legal representatives, and permitted successors and assigns. No party may assign this Agreement or the rights, interests or obligations hereunder; provided, however, that BAHA may assign any or all of its rights, interests or obligations hereunder to one or more of its affiliates. Any assignment or delegation in contravention of this Section shall be null and void.

6.2           Counterparts. This Agreement, and any amendments hereto, may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

6.3           Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

6.4           Amendment. This Agreement may not be amended except by a writing executed by all parties.

6.5           Time of Essence. Time is expressly made of the essence of this Agreement and each and every provision hereof of which time of performance is a factor.

6.6           Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (i) if delivered by hand, when delivered; (ii) if sent on a Business Day by facsimile transmission before 5:00 p.m. (recipient's time) on the day sent by facsimile and receipt is confirmed, when transmitted; (iii) if sent by facsimile transmission or by e-mail of a PDF document on a day other than a Business Day and receipt is confirmed, or if sent by facsimile transmission or by email of a PDF document after 5:00 p.m. (recipient's time) on the day sent by facsimile or email and receipt is confirmed, on the Business Day following the date on which receipt is confirmed; (iv) if sent by registered, certified or first class mail, the third Business Day after being sent; and (v) if sent by overnight delivery via a national courier service, two Business Days after being delivered to such courier, in each case to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

If to BAHA, to:

Bay Area Hospitalist Associates, A Medical Corporation

700 North Brand Boulevard. Suite 1400

Glendale, CA 91203

Facsimile: (818) 844-3888

Attention: Warren Hosseinion, M.D.

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with a copy (which shall not constitute notice) to:

SEC Law Firm

11693 San Vicente Boulevard, Suite 357

Los Angeles, California 90049

Attention: Lance Jon Kimmel, Esq. (lkimmel@seclawfirm.com)

Facsimile: (310) 388-1320

If to Physician:

Scott Enderby, D.O.

395 Yerba Buena Avenue

San Francisco, CA 94127

Telephone: (415) 577-6262

Facsimile: (415) 520-5153

with a copy (which shall not constitute notice) to:

Rimon, PC

1 Embarcadero Center, Suite 400

San Francisco, CA 94111

Attention: Scott Raber_

Facsimile: ____________________

6.7           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to the choice of laws principles thereof.

6.8           Injunctive Relief. The parties hereto acknowledge and agree that a breach by Physician of this Agreement will cause irreparable damage to BAHA, the Purchaser and their affiliates, the exact amount of which will be difficult to ascertain, and that remedies at law for any such breach will be inadequate. Accordingly, Physician agrees that if Physician breaches this Agreement, then BAHA and/or the Purchaser shall be entitled to injunctive relief in addition to any rights it may have to monetary damages, and Physician agrees not to assert in any proceeding that BAHA and/or the Purchaser has an adequate remedy at law.

6.9           Severability. If any provision or portion of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement will nevertheless continue in full force and effect and shall not be invalidated or rendered unenforceable or otherwise adversely affected, unless such invalidity or unenforceability would defeat an essential business purpose of this Agreement. Without limiting the generality of the foregoing, subject to Section 1.4 above, if the provisions of this Agreement shall be deemed to create a restriction, which is unreasonable as to either duration or geographical area or both, the parties agree that the provisions of this Agreement shall be enforced for such duration and in such geographic area as any court of competent jurisdiction may determine to be reasonable.

6.10         Attorneys' Fees. Should BAHA, the Purchaser, any of their affiliates or Physician institute any action or procedure to enforce this Agreement or any provision hereof, or for damages by reason of any alleged breach of this Agreement or of any provision hereof, or for a declaration of rights hereunder (including without limitation arbitration), the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including without limitation reasonable attorneys' fees, incurred by the prevailing party in connection with such action or proceeding.

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6.11 Third Party Beneficiaries. The Purchaser and the respective affiliates of BAHA and the Purchaser are third party beneficiaries of this Agreement and may enforce all of the rights and privileges hereunder to the same degree as BAHA.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

BAY AREA HOSPITALIST ASSOCIATES,
A MEDICAL CORPORATION

By:

Name: Warren Hosseinion
Title: President

PHYSICIAN:

Scott Enderby, D.O.

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Seller’s Disclosure Schedule

[Numbered sections to correspond to the applicable Section in Article IV of this Agreement]

Section 4.12(a)                 Company Benefit Plans

See attached documents

Section 4.12(k)                Company Benefit Plans – Exceptions

We have no reportable ERISA violations to disclose

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Section 4.14                Real Property Leases

See attached Regus lease

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Section 4.15                Personal Property

See attached list of personal property

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Section 4.17                Material Contracts

See attached list of material contracts

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Section 4.19(a)                Permits

See following attached documents:

Article of Incorporation

Bylaws

Fictitious Name Certificate

Business Registration Certificate

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